                                                                     Exhibit 2.4

                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                                  FINDWHAT.COM,

                            CLOSE REACH MERGER CORP.,

                A WHOLLY OWNED DIRECT SUBSIDIARY OF FINDWHAT.COM,

                                MIVA CORPORATION,

                       AND THE MIVA PRINCIPAL STOCKHOLDERS

                                SEPTEMBER 2, 2003

                                TABLE OF CONTENTS

                                                                                       Page No.
                                                                                       --------
ARTICLE I     THE MERGER..........................................................        1
              1.1      The Merger.................................................        1
              1.2      Effective Time.............................................        1
              1.3      Effects of the Merger......................................        2
              1.4      Certificate of Incorporation and Bylaws....................        2
              1.5      Directors and Officers of the Surviving Corporation........        2

ARTICLE II    CONVERSION OF SECURITIES............................................        2
              2.1      Merger Consideration; Conversion of Capital Stock..........        2
              2.2      Allocation and Disbursement of Merger Consideration........        3
              2.3      Fractional Shares; Adjustments.............................        4
              2.4      Exchange of Certificates...................................        4
              2.5      Escrow Account.............................................        8
              2.6      Adjustment to Merger Consideration.........................        8
              2.7      Dissenting Shares..........................................        9

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF FINDWHAT AND SUBCORP..............        10
              3.1      Organization and Standing..................................        10
              3.2      Corporate Power and Authority..............................        10
              3.3      Conflicts; Consents and Approvals..........................        10
              3.4      Subcorp....................................................        11
              3.5      Actions....................................................        11
              3.6      Financial Ability..........................................        11
              3.7      Capitalization of FindWhat and Subcorp.....................        12
              3.8      Subsidiaries...............................................        12
              3.9      Brokerage and Finders' Fees................................        13
              3.10     Board Recommendation; Required Vote........................        13
              3.11     FindWhat SEC Documents.....................................        13
              3.12     Books and Records..........................................        14
              3.13     No Undisclosed Liabilities.................................        14
              3.14     No Material Adverse Change.................................        14
              3.15     Disclosure.................................................        14

ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF MIVA..............................        15
              4.1      Organization and Standing..................................        15
              4.2      Subsidiaries...............................................        15
              4.3      Corporate Power and Authority..............................        15
              4.4      Capitalization of Miva.....................................        16
              4.5      Conflicts; Consents and Approvals..........................        16
              4.6      Brokerage and Finders' Fees................................        17
              4.7      Books and Records; Financial Statements....................        17

                                       (i)
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                                TABLE OF CONTENTS

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              4.8      Compliance with Law........................................        17
              4.9      Actions....................................................        18
              4.10     No Material Adverse Change.................................        18
              4.11     Taxes......................................................        18
              4.12     Intellectual Property......................................        20
              4.13     Title to Assets and Properties.............................        22
              4.14     Employee Benefit Plans.....................................        22
              4.15     Contracts..................................................        24
              4.16     Labor Matters..............................................        26
              4.17     Undisclosed Liabilities....................................        27
              4.18     Operation of Miva's Business; Relationships................        27
              4.19     Permits....................................................        27
              4.20     Real Property..............................................        27
              4.21     Environmental Matters......................................        28
              4.22     Board Recommendation.......................................        29
              4.23     Accounts Receivable........................................        29
              4.24     Insurance..................................................        29
              4.25     Product Warranty...........................................        30
              4.26     Data Protection Matters....................................        30
              4.27     Foreign Corrupt Practices Act..............................        30
              4.28     Disclosure.................................................        31

ARTICLE V     COVENANTS OF THE PARTIES............................................        31
              5.1      Mutual Covenants...........................................        31
              5.2      Covenants of FindWhat......................................        33
              5.3      Covenants of Miva..........................................        35

ARTICLE VI    CONDITIONS..........................................................        40
              6.1      Conditions to the Obligations of Each Party................        40
              6.2      Conditions to Obligations of Miva and the Miva Principal
                       Stockholders...............................................        40
              6.3      Conditions to Obligations of FindWhat and Subcorp..........        41

ARTICLE VII   TERMINATION AND AMENDMENT...........................................        42
              7.1      Termination................................................        42
              7.2      Effect of Termination......................................        43

ARTICLE VIII  GENERAL SURVIVAL; INDEMNIFICATION...................................        43
              8.1      Survival of Representations and Warranties.................        43
              8.2      Indemnification............................................        43
              8.3      Insurance Recoveries.......................................        47

                                      (ii)
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                                TABLE OF CONTENTS

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ARTICLE IX    MISCELLANEOUS.......................................................        48
              9.1      Notices....................................................        48
              9.2      Interpretation.............................................        49
              9.3      Counterparts...............................................        50
              9.4      Entire Agreement...........................................        50
              9.5      Third-Party Beneficiaries..................................        50
              9.6      Governing Law; Venue.......................................        50
              9.7      Arbitration................................................        50
              9.8      Specific Performance.......................................        51
              9.9      Assignment.................................................        51
              9.10     Expenses...................................................        51
              9.11     Severability...............................................        51
              9.12     Letter of Intent...........................................        52
              9.13     Amendment..................................................        52

                                    EXHIBITS

Form of Miva Stockholder Voting Agreement                            Exhibit A
Form of Exchange Agent Instructions                                  Exhibit B
Form of Letter of Transmittal                                        Exhibit C
Form of Escrow Agreement                                             Exhibit D
Form of Promissory Note                                              Exhibit E
Form of Investment Representation Certificate                        Exhibit F
Form of Miva Executive Employment Agreement                          Exhibit G
Form of Miva Employment Agreement                                    Exhibit H

                                    SCHEDULES

Merger Consideration Allocation per Miva Stockholder                 Schedule 1
Calculation and Allocation of Remaining Closing Cash Consideration   Schedule 1A
Calculation and Allocation of Closing Stock Consideration            Schedule 1B
Calculation of Escrow Stock Consideration                            Schedule 1C
Addresses for Notice; Wire Transfer Instructions                     Schedule 2
FindWhat Disclosure Schedule                                         Attached
Miva Disclosure Schedule                                             Attached

                                      (iii)

                                 INDEX OF TERMS

                                                              Section           Page No.
                                                              -------           --------
   A

Acquisition Proposal                                       5.3(d)(i)      ................. 38
Action                                                     3.5            ................. 11
Affiliate                                                  9.2(d)         ................. 50
Aggregate Series A Closing Stock Consideration                            ..  Schedule 1B-1(c)
Aggregate Series B Closing Stock Consideration                            ..  Schedule 1B-1(E)
Agreement                                                  Preamble       .................  1
Applicable Laws                                            2.4(d)         .................  6

   B

Benefit Obligation                                         4.14(k)(i)     ................. 23
Books of Account                                           4.7(a)         ................. 17

   C

California Merger Documents                                1.2            .................. 2
California Secretary of State                              1.2            .................. 2
Cash Consideration                                         2.1            .................. 2
Certificate of Merger                                      1.2            .................. 1
Certificates                                               2.3(b)         .................. 4
CGCL                                                       1.1            .................. 1
Closing                                                    1.2            .................. 2
Closing Cash Consideration                                 2.2(b)         .................. 3
Closing Date                                               1.2            .................. 2
Closing Stock Consideration                                2.2(b)         .................. 3
Code                                                       2.4(i)         .................. 7
Commission                                                 3.11           ................. 13
Contract                                                   4.15(a)        ................. 24
Controlled Group Liability                                 4.14(k)(ii)    ................. 24
Cut-Off Date                                               8.1(a)         ................. 43

   D

Damages                                                    8.2(a)         ................. 43
Data Protection Laws                                       4.26(b)        ................. 30
Delaware Secretary of State                                1.2            .................. 1
Department                                                 5.1(e)         ................. 33
DGCL                                                       1.1            .................. 1
Dissenting Shares                                          2.7            .................. 9

   E

Effective Time                                             1.2            .................. 2
Eligible Stockholder                                       5.2(c)(i)      ................. 34
Encumbrance                                                3.3(b)         ................. 11

                                      (1)

                                 INDEX OF TERMS

                                                              Section           Page No.
                                                              -------           --------
Environmental Laws                                         4.21(e)        ................. 28
ERISA                                                      4.14(k)(iii)   ................. 24
ERISA Affiliate                                            4.14(k)(iv)    ................. 24
Escrow Account                                             2.5(a)         .................  8
Escrow Agreement                                           2.5(a)         .................  8
Escrow Cash Consideration                                  2.2(a)         .................  3
Escrow Stock Consideration                                 2.2(a)         .................  3
Estimated Transaction Expenses                             9.10(b)        ................. 51
Exchange Act                                               3.11           ................. 13
Exchange Agent                                             2.4(b)         .................  5
Exchange Agent Instructions                                2.4(b)         .................  5
Exchange Fund                                              2.4(b)         .................. 5

   F

Fairness Hearing                                           5.1(a)         ................. 31
Fairness Hearing Expenses                                  9.10(a)        ................. 51
FindWhat Articles                                          3.1            ................. 10
FindWhat Bylaws                                            3.1            ................. 10
FindWhat Capital Stock                                     3.7(a)         ................. 12
FindWhat Common Stock                                      3.7(a)                           12
FindWhat Disclosure Schedule                               Article III    ................. 10
FindWhat Indemnified Parties                               8.2(a)         ................. 43
FindWhat Indemnifying Parties                              8.2(c)         ................. 46
FindWhat                                                   Preamble       .................  1
FindWhat Preferred Stock                                   3.7(a)         ................. 12
FindWhat SEC Documents                                     3.11           ................. 13

   G

Governmental Authority                                     2.3(g)         .................. 7

   H

Hazardous Materials                                        4.21(f)        ................. 29

   I

Iem                                                        Preamble       .................  1
Indemnified Parties                                        8.2(d)(i)      ................. 46
Indemnity Limit                                            8.2(a)(ii)     ................. 44
Insurance Policies                                         4.24           ................. 29
Insurance Policy                                           4.24           ................. 29
Intellectual Property                                      4.12(d)        ................. 21
Investment Representation Certificate                      5.3(e)         ................. 39
IRI                                                        Preamble       .................  1

                                      (2)

                                 INDEX OF TERMS

                                                              Section           Page No.
                                                              -------           --------
   K

Knowledge                                                  9.2(e)         ................. 50

   L

Lease                                                      4.20(b)        ................. 27
Letter of Intent                                           5.3(c)         ................. 38
Letter of Transmittal                                      2.4(c)         .................. 5
Luce Forward                                               1.2            .................. 2

   M

Material Adverse Effect                                    9.2(b)         ................. 49
Merger                                                     Recitals       .................. 1
Merger Consideration                                       2.1            .................. 2
Miva Board Recommendation                                  4.22           ................. 29
Miva Bylaws                                                4.1            ................. 15
Miva Capital Stock                                         4.4(a)         ................. 16
Miva Certificate                                           4.1            ................. 15
Miva Common Stock                                          4.4(a)         ................. 16
Miva Disclosure Schedule                                   Article IV                       15
Miva Employee                                              4.14(k)(v)     ................. 24
Miva Employment Agreement                                  6.3(h)         ................. 42
Miva Executive Employment Agreement                        6.3(g)         ..................42
Miva Financial Statements                                  4.7(b)         ................. 17
Miva Indemnified Parties                                   8.2(c)         ................. 46
Miva Indemnifying Parties                                  8.2(a)         ................. 43
Miva Plans                                                 4.14(k)(vi)    ................. 24
Miva                                                       Preamble       .................  1
Miva Preferred Stock                                       4.4(a)         ................. 16
Miva Principal Stockholders                                Preamble       .................  1
Miva Stockholder                                           2.3(b)         .................  4
Miva Stockholder Voting Agreement                          Recitals       .................. 1
Miva Stockholders Meeting                                  5.3(a)         ................. 35
Multiemployer Plan                                         4.14(k)(vii)   ................. 24
Multiple Employer Plan                                     4.14(k)(viii)  ................. 24

   N

Notice of Disagreement                                     2.6(c)         .................  9

   P

Permits                                                    4.19           ................. 27
Personal Data                                              4.26(c)        ................. 30
Post-Closing Liabilities Statement                         2.6(b)         .................  8
Preliminary Liabilities Statement                          2.6(a)         .................  8

                                      (3)

                                 INDEX OF TERMS

                                                              Section           Page No.
                                                              -------           --------
   Q

Qualified Plan                                             4.14(k)(ix)    ................. 24

   R

Remaining Closing Cash Consideration                       2.2(c)(ii)     .................  3

   S

Securities Act                                             3.11           ................. 13
Series A Holders                                           2.2(c)(ii)     .................  3
Series A Preference                                        2.2(c)(ii)     .................  3
Series A Shares                                            2.2(c)(ii)     .................  3
Series B Holders                                           2.2(c)(ii)     .................  3
Series B Preference                                        2.2(c)(ii)     .................  3
Series B Shares                                            2.2(c)(ii)     .................  3
Stock Closing Price                                                       .. Schedule 1B-1(B)1
Stock Consideration                                        2.1.............................  3
Subcorp                                                    Preamble .......................  1
Subsidiary                                                 9.2(c).......................... 49
Sumitomo                                                   Preamble .......................  1
Surviving Corporation                                      1.1.............................  1

   T

Tax                                                        4.11(n)        ................. 20
Tax Returns                                                4.11(m)        ................. 20
Taxes                                                      4.11(n)        ................. 20

                                      (4)

                          AGREEMENT AND PLAN OF MERGER

      This Agreement and Plan of Merger (this "Agreement") is made and entered into as of September 2, 2003, by and among FindWhat.com, a Nevada corporation ("FindWhat"), Close Reach Merger Corp., a Delaware corporation and a wholly owned subsidiary of FindWhat ("Subcorp"), Miva Corporation, a California corporation ("Miva"), and Joseph Austin, an individual resident in the State of California, Troy McCasland, an individual resident in the State of California, Mony Iem, an individual resident in Thailand ("Iem"), Sumitomo Corporation, a Japanese corporation ("Sumitomo"), and Internet Research Institute, Inc., a Japanese corporation ("IRI") (collectively, the "Miva Principal Stockholders").

                             PRELIMINARY STATEMENTS

      WHEREAS, the respective Boards of Directors of FindWhat, Subcorp and Miva have determined the merger of Subcorp with and into Miva, in the manner contemplated herein (the "Merger"), to be desirable and in the best interests of their respective stockholders and, by resolutions duly adopted, have approved and adopted this Agreement;

      WHEREAS, as an inducement to FindWhat's willingness to enter into this Agreement, the Miva Principal Stockholders, collectively the holders of a majority of the issued and outstanding shares of Miva's capital stock, are entering into a voting agreement, dated as of the date hereof, substantially in the form of Exhibit A (the "Miva Stockholder Voting Agreement"), pursuant to which the Principal Miva Stockholders have agreed, among other things, to vote their shares of Miva capital stock in favor of the adoption of this Agreement and the consummation of the Merger; and

      WHEREAS, FindWhat, Subcorp, Miva and the Miva Principal Stockholders desire to make certain representations, warranties, covenants and agreements in connection with such merger and also to prescribe various conditions to the merger.

      NOW, THEREFORE, in consideration of these premises and the mutual and dependent promises hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE I
                                   THE MERGER

      1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL") and the California General Corporation Law (the "CGCL"), Subcorp shall be merged with and into Miva at the Effective Time. As a result of the Merger, the separate corporate existence of Subcorp shall cease and Miva shall continue its existence under the laws of the State of California as a wholly-owned subsidiary of FindWhat. Miva, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

      1.2 Effective Time. As promptly as possible on the Closing Date, the parties shall cause the Merger to be consummated by filing (a) with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with the DGCL and (b) with the Secretary of State of the State of California (the "California Secretary of State") this Agreement and an officer's certificate from FindWhat and Miva (collectively, the "California Merger Documents") in such form as is required by and executed in accordance with the CGCL. The Merger shall become effective (the "Effective Time") when the Certificate of Merger has been filed with the Delaware Secretary of State and when the California Merger Documents have been filed with the California Secretary of State or at such later time as shall be agreed upon by FindWhat and Miva and specified in the Certificate of Merger and the California Merger Documents. Prior to the filings referred to in this
Section 1.2, a closing (the "Closing") shall be held at the offices of Miva's counsel, Luce, Forward, Hamilton & Scripps LLP ("Luce Forward"), 600 West Broadway, Suite 2600, San Diego, California 92101, or such other place as the parties may agree on, as soon as practicable (but in any event within ten business days) following the date upon which all conditions set forth in Article VI that are capable of being satisfied prior to the Closing have been satisfied or waived, or at such other date as FindWhat and Miva may agree; provided that the conditions set forth in Article VI have been satisfied or waived at or prior to such date. The date on which the Closing takes place is referred to herein as the "Closing Date." For all purposes, the Closing shall be effective as of 12:01 a.m. on the Closing Date.

      1.3 Effects of the Merger. At and after the Effective Time, the separate existence of Subcorp will cease, and Miva as the Surviving Corporation and successor shall succeed to all the rights and property of Subcorp and Miva, and shall be subject to all the debts and liabilities of Subcorp and Miva except as otherwise expressly provided in Section 9.10 of this Agreement.

      1.4 Certificate of Incorporation and Bylaws. The (a) Amended and Restated Certificate of Incorporation of Miva, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation in the Merger and (b) Bylaws of Miva in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation; in each case, until amended in accordance with the CGCL.

      1.5 Directors and Officers of the Surviving Corporation. From and after the Effective Time, the officers of Miva shall be the officers of the Surviving Corporation and the directors of Subcorp shall be the directors of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified. On the Closing Date, Miva shall deliver to FindWhat evidence satisfactory to FindWhat of the resignations of the directors of Miva and any Subsidiary, with such resignations to be effective as of the Effective Time. FindWhat shall cause the election of new directors, as determined by FindWhat, for Miva and any Subsidiary to be effective as of the resignation of the former directors of Miva and any Subsidiary.

                                   ARTICLE II
                            CONVERSION OF SECURITIES

      2.1 Merger Consideration; Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of FindWhat, Subcorp or Miva or their respective stockholders, each share of Miva Capital Stock issued and outstanding immediately prior to the Effective Time (exclusive of Dissenting Shares) shall be converted into, and shall represent the right to receive, that portion of the aggregate amount of $5,462,000 (such aggregate amount, as adjusted pursuant to Section 2.6 if applicable, the "Merger Consideration"), as such share is entitled, with one-half of such Merger Consideration payable in cash (such aggregate amount, the "Cash Consideration"), and one-half of such Merger Consideration payable in

FindWhat Common Shares (such aggregate amount, the "Stock Consideration"); provided, however, that the aggregate Stock Consideration shall not be lower than 94,310 shares of FindWhat Common Shares (if FindWhat's trailing thirty day average as reported on the NASDAQ National Market for the 30 trading days ending three days prior to the Closing Date is greater than $28.96) or greater than 182,333 shares of FindWhat Common Shares (if FindWhat's trailing thirty day average as reported on the NASDAQ National Market for the 30 trading days ending three days prior to the Closing Date is less than $14.98).

      2.2 Allocation and Disbursement of Merger Consideration. The Merger Consideration shall be allocated and distributed as set forth on Schedule 1, with the amounts set forth on such Schedule 1 calculated as follows, as more specifically set forth on Schedules 1A, 1B and 1C:

            (a) Deposit to Escrow. At the Closing, one-half of the Cash Consideration (the "Escrow Cash Consideration") and one-half of the Stock Consideration (the "Escrow Stock Consideration") shall be paid by FindWhat to the Escrow Agent, for deposit into the Escrow Account, as set forth in Section 2.5.

            (b) Hold-Back. At the Closing, (i) 50% of the Fairness Hearing Expenses, as set forth in Section 9.10, shall be deducted and held back from the remaining one-half of the Cash Consideration not deposited into the Escrow Account pursuant to Section 2.2(a) (such remaining one-half, less such Fairness Hearing Expenses, the "Closing Cash Consideration"), and (ii) 50% of the Fairness Hearing Expenses, as set forth in Section 9.10, shall be deducted and held back from the remaining one-half of the Stock Consideration not deposited into the Escrow Account pursuant to Section 2.2(a) (such remaining one-half, less such Fairness Hearing Expenses, the "Closing Stock Consideration").

            (c) Cash Payable at Closing. At the Closing, the Closing Cash Consideration shall be allocated and distributed as follows

                  (i) First, the Estimated Transaction Expenses, as set forth in Section 9.10, shall be paid by wire transfer of immediately available funds to the account of Luce Forward, and pursuant to the instructions, set forth on
Schedule 2.

                  (ii) Second, all Closing Cash Consideration remaining after the hold back of the Fairness Hearing Expenses and the payment of the Estimated Transaction Expenses (the "Remaining Closing Cash Consideration") shall be paid, on a pari passu basis: (A) to the holders (the "Series A Holders") of Series A Preferred Stock (the "Series A Shares") in partial payment of their liquidation preference of $2.40 per share (the "Series A Preference") and (B) to the holders (the "Series B Holders") of Series B Preferred Stock (the "Series B Shares") in partial payment of their liquidation preference of $2.50 per share (the "Series B Preference"). Such Remaining Closing Cash Consideration shall be calculated and allocated among the Series A Holders and the Series B Holders as set forth on Schedule 1A and shall be paid (X) with respect to amounts payable to Iem, Sumitomo and IRI, by wire transfer of immediately available funds to the accounts set forth on Schedule 2 and (Y) with respect to the remaining Series A Holders and Series B Holders, to the Exchange Agent for disbursement as set forth in Section 2.4.

            (d) Stock Payable at Closing. At the Closing, the Closing Stock Consideration shall be allocated and distributed to the Series A Holders and the Series B

Holders in partial payment of the Series A Preference and the Series B Preference, respectively. Such Closing Stock Consideration shall be calculated and allocated among the Series A Holders and the Series B Holders as set forth on Schedule 1B and shall be paid by delivery of certificates representing that number of FindWhat Common Shares to which each such Series A Holder and Series B Holder is entitled. Such delivery shall be made (X) with respect to Iem, Sumitomo and IRI, at the Closing, and (Y) immediately after the Closing, to the Exchange Agent for disbursement as set forth in Section 2.4, with respect to the remaining Series A Holders and Series B Holders.

            (e) Conversion of Subcorp Stock. Each share of capital stock of Subcorp outstanding at the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

      2.3   Fractional Shares; Adjustments.

            (a) No certificates for fractional FindWhat Common Shares shall be issued as a result of the conversion provided for in Section 2.1 and such fractional share interests will not entitle the owner thereof to vote or have any rights of a holder of FindWhat Common Shares.

            (b) In lieu of any such fractional FindWhat Common Shares, the holder of a certificate or certificates (the "Certificates") that immediately prior to the Effective Time represented outstanding shares of Miva Capital Stock (each, a "Miva Stockholder") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a), upon presentation of such fractional interest represented by an appropriate Certificate for Miva Capital Stock to the Exchange Agent pursuant to Section 2.3, shall be entitled to receive a cash payment therefor in an amount equal to the value of such fractional interest. Such payment with respect to fractional shares is intended to avoid the expense and inconvenience of issuing fractional shares and to provide a mechanical rounding off of, and is not a separately bargained for, consideration. If more than one Certificate shall be surrendered for the account of the same holder, the number of shares of Miva Capital Stock for which Certificates have been surrendered shall be appropriately adjusted to provide to the Miva Stockholders the same economic effect as contemplated by this Agreement. The fractional share interests of each Miva Stockholder will be aggregated, and no Miva Stockholder will receive cash in an amount greater than the value of one full FindWhat Common Share for such fractional share interest.

      2.4   Exchange of Certificates.

            (a) Exchange at Closing. At the Closing, each Miva Principal Stockholder shall deliver the Certificate or Certificates representing such Miva Principal Stockholder's shares of Miva Capital Stock (or affidavits of lost certificates in lieu thereof), duly endorsed in blank or accompanied by stock powers duly executed in blank, and in exchange for such delivery shall receive
(i) the Cash Consideration (as determined pursuant to Section 2.1) to which such Miva Principal Stockholder is entitled, payable by wire transfer of immediately available funds to the account specified by such Miva Principal Stockholder, and
(ii) the Stock Consideration, payable by delivery of a stock certificate naming such Miva Principal Stockholder as the holder thereof; provided, however, that each of (i) and (ii) above shall be subject to (b) below.

            (b) Exchange Agent. As of the Effective Time, FindWhat shall deposit with a bank, trust company or such other exchange agent as may be designated by FindWhat (the "Exchange Agent") and which shall be reasonably acceptable to Miva, for the benefit of Miva Stockholders, for exchange in accordance with this Section 2.3, the Merger Consideration not deposited into the Escrow Account pursuant to Section 2.4, comprised of (i) fifty percent (50%) of the certificates representing FindWhat Common Shares issuable pursuant to
Section 2.1 in exchange, in part, for outstanding shares of Miva Capital Stock, and (ii) fifty percent (50%) of the cash, pursuant to Section 2.1 in exchange, in part, for outstanding shares of Miva Capital Stock (together with any dividends or distributions with respect to the cash portion thereof, the "Exchange Fund") together with any additional cash needed to fulfill the requirements of Section 2.2 for fractional shares. The parties shall deliver instructions to the Exchange Agent substantially in the form attached as Exhibit B (the "Exchange Agent Instructions").

            (c) Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate, a letter of transmittal and instructions for effecting the surrender of the Certificates in exchange for certificates representing such number of FindWhat Common Shares as such Miva Stockholder is entitled, substantially in the form attached as Exhibit C (the "Letter of Transmittal"). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed Letter of Transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate or certificates representing that whole number of FindWhat Common Shares which such holder has the right to receive pursuant to Section 2.1 in such denominations and registered in such names as such holder may request, and (ii) payment by check or wire transfer of funds in U.S. dollars representing (A) the amount of the Cash Consideration which such holder has the right to receive pursuant to the provisions of this Article II, and (B) the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of this Article II, after giving effect to any required withholding tax. The shares represented by a Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, payable to holders of shares of Miva Capital Stock. In the event of a transfer of ownership of shares of Miva Capital Stock that is not registered on the transfer records of Miva, a certificate representing the proper number of FindWhat Common Shares, together with a check for the cash to be paid as part of the Merger Consideration and for the cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, may be issued to such transferee if the Certificate representing such shares of Miva Capital Stock held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender a certificate representing FindWhat Common Shares, cash as part of the Merger Consideration, and cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, as provided in this Article II. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by FindWhat, the posting by such person of a bond in such reasonable amount as FindWhat may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed

Certificate, a certificate representing the proper number of FindWhat Common Shares, together with a check for the cash to be paid as part of the Merger Consideration, and for the cash to be paid in lieu of fractional shares, if any, with respect to the shares of Miva Capital Stock formerly represented thereby, and unpaid dividends and distributions on FindWhat Common Shares, if any, as provided in this Article II.

            (d) Distributions with Respect to Unexchanged Shares. Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to FindWhat Common Shares having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, no cash payment as part of the Merger Consideration and no cash payment in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender such Certificate as provided in this Section 2.3. Subject to the effect of all applicable constitutions, laws, statutes, treaties, orders, rules, regulations, ordinances, notices, approvals, policies or guidelines promulgated, or judgments, decisions, decrees, or orders of any Governmental Authority (collectively, "Applicable Laws"), following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole FindWhat Common Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole FindWhat Common Shares and not paid, less the amount of any withholding taxes that may be required thereon,
(ii) the amount of cash representing a portion of the Merger Consideration, and
(iii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole FindWhat Common Shares, less the amount of any withholding taxes which may be required thereon.

            (e) No Further Ownership Rights in Miva Capital Stock. All Merger Consideration issued and/or paid upon surrender of Certificates in accordance with the terms hereof (including any cash paid pursuant to this Article II) shall be deemed to have been issued and/or paid in full satisfaction of all rights pertaining to such shares of Miva Capital Stock represented thereby, and, as of the Effective Time, the stock transfer books of Miva shall be closed and there shall be no further registration of transfers on the stock transfer books of Miva of shares of Miva Capital Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.3.

            (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to Miva Stockholders six months after the date of the mailing required by Section 2.3(b) shall be delivered to FindWhat, upon demand thereby, and holders of Certificates who have not theretofore complied with this
Section 2.3 shall thereafter look only to FindWhat for payment of any claim to FindWhat Common Shares, cash as a portion of the Merger Consideration or cash in lieu of fractional shares thereof, or dividends or distributions, if any, in respect thereof.

            (g) No Liability. None of FindWhat, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Miva Capital Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time or immediately prior to such earlier date on which any cash, any cash in lieu of fractional shares or any dividends or distributions with respect to whole shares of Miva Capital Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority, any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of FindWhat, free and clear of all claims or interest of any person previously entitled thereto. For purposes of this Agreement, "Governmental Authority" means any (A) nation, region, state, county, city, town, village, district or other jurisdiction, (B) federal, state, local, municipal, foreign or other government, (C) federal, state, local municipal, foreign or multi-national court, arbitral tribunal, administrative agency or commission, (D) other governmental, quasi-governmental, public, or regulatory body, agency, instrumentality or authority of any nature, (E) multi-national organization, (F) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power of any nature or (G) official of any of the foregoing.

            (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by FindWhat, on a daily basis. Any interest and other income resulting from such investments shall be paid to FindWhat upon termination of the Exchange Fund pursuant to Section 2.3(e).

            (i) Withholding Rights. Each of the Surviving Corporation and FindWhat shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Miva Capital Stock (other than any holder of Miva Preferred Stock party to this Agreement), such amounts as it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the "Code") or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Surviving Corporation or FindWhat, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Miva Capital Stock in respect of which such deduction and withholding was made by the Surviving Corporation or FindWhat, as the case may be. Any Tax withheld by FindWhat or the Surviving Corporation shall be paid by FindWhat or the Surviving Corporation, as the case may be, to the appropriate Governmental Authority when due in accordance with Applicable Law and FindWhat or the Surviving Corporation, as the case may be, shall within 30 days of the payment of such Tax deliver to the holder of the shares of Miva Capital Stock evidence reasonably satisfactory to such holder that payment was duly remitted to the appropriate Governmental Authority.

            (j) Restrictive Legend. In the event a permit is not granted approving the issuance of FindWhat Common Shares to be issued to Miva Stockholders at the Closing pursuant to the Fairness Hearing, then each certificate evidencing such FindWhat Common Shares shall bear the following legend in conspicuous type:

            THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THE SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION WITHOUT AN OPINION OF COUNSEL SATISFACTORY

      TO THE CORPORATION THAT SUCH REGISTRATION OR QUALIFICATION IS NOT
      REQUIRED.

      2.5   Escrow Account.

            (a) Escrow Agreement. On or prior to the Closing Date, FindWhat and Miva shall establish an escrow at Union Bank of California, N.A. (the "Escrow Account"), by the execution and delivery of an Escrow Agreement substantially in the form attached as Exhibit D hereto (the "Escrow Agreement").

            (b) Deposit of Merger Consideration. On the Closing Date, FindWhat shall pay to the Escrow Agent, for immediate deposit into the Escrow Account,
(i) the Escrow Cash Consideration, by delivery of a promissory note in the form attached as Exhibit E to the account of Escrow Agent, and pursuant to the instructions, set forth on Schedule 2, and (i) the Escrow Stock Consideration, by delivery of one or more certificates, duly endorsed in blank, representing that number of FindWhat Common Shares comprising the Escrow Stock Consideration, calculated as set forth on Schedule 1C.

            (c) Disbursement of Merger Consideration. All of the Escrow Cash Consideration and Escrow Stock Consideration deposited in the Escrow Account shall be available, in accordance with the Escrow Agreement, to secure the performance of the Miva Principal Stockholders' indemnity obligations under
Section 8.2 hereof and shall be paid to the Miva Stockholders as set forth on
Schedule 1 in accordance with (and with any amounts set forth on Schedule 1 subject to adjustment in accordance with) the terms and subject to the conditions set forth in the Escrow Agreement.

      2.6   Adjustment to Merger Consideration.

            (a) The Cash Consideration and Stock Consideration components of the Merger Consideration payable prior to the adjustments set forth in Sections 2.2(a) and 2.2(b) shall be equally reduced on a dollar-for-dollar basis by the amount, if any, by which the outstanding liabilities and obligations of Miva, including but not limited to future rent payments, future severance payments and other non-balance sheet obligations (exclusive of any Estimated Transaction Expenses) are collectively in excess of Two Million Five Hundred Thirty Thousand and no/100 Dollars ($2,530,000.00) as of the Closing Date. The amount of such outstanding liabilities and obligations shall be evidenced by a balance sheet, financial statement and other non-balance sheet certificate of Miva, prepared in accordance with Miva's customary historical practices, which shall be delivered by the chief financial officer of Miva to the chief financial officer of FindWhat and each Miva Principal Stockholder no later than three business days prior to the Closing Date (the "Preliminary Liabilities Statement").

            (b) Miva shall prepare and deliver to FindWhat and each of the Miva Principal Stockholders on the 30th calendar day following the Closing Date an updated balance sheet, financial statement and other non-balance sheet certificate of Miva, prepared by the chief financial officer of Miva in accordance with Miva's customary historical practices (the "Post-Closing Liabilities Statement").

            (c) FindWhat may review the Post-Closing Liabilities Statement for a period of up to 30 calendar days following the Closing Date. Miva shall reasonably cooperate with FindWhat to permit FindWhat and its representatives to conduct such review, including but not limited to providing FindWhat with reasonable access to Miva's books and records used in preparation of the Liabilities Statement. Within 30 calendar days after FindWhat's receipt of the Post-Closing Liabilities Statement, FindWhat shall deliver a Notice to each Miva Principal Stockholder advising of (i) FindWhat's acceptance of the Post-Closing Liabilities Statement or (ii) FindWhat's disagreement with the Post-Closing Liabilities Statement, specifying in reasonable detail all disputed items and the basis therefore (the "Notice of Disagreement").

            (d) In the event of a disagreement, FindWhat and the Miva Principal Stockholders will collectively use their reasonable best efforts to resolve such disagreement. If such disagreement is so resolved within 15 calendar days after receipt by the Miva Principal Stockholders of the Notice of Disagreement, then the Post-Closing Liabilities Statement will be modified as mutually agreed by the parties and the Escrow Amount shall be accordingly adjusted down, if applicable. If FindWhat and the Miva Principal Stockholders are unable to resolve such disagreement during such 15-day period, then FindWhat and Miva Principal Stockholders shall, within five business days after the end of such 15-day period, mutually select a single, neutral arbitrator to review the Post-Closing Liabilities Statement and the work papers used in connection with the preparation thereof and to resolve those issues in dispute by analyzing and reconciling such items and their underlying computations, without independent review. Such arbitration shall be conducted as set forth in Section
9.7 of this Agreement. The decision of the arbitrator as to any modifications to those items in dispute, if any, that should be made to the Post-Closing Liabilities Statement shall be final and binding upon the parties and all of such modifications shall be made to the Post-Closing Liabilities Statement and the Escrow Amount shall be accordingly adjusted down, if applicable. FindWhat and Miva shall jointly send a Notice to the Escrow Agent to disburse funds from the Escrow Amount to FindWhat as a result of any adjustments to the Escrow Amount pursuant to this Section 2.6. FindWhat or any Miva Principal Stockholder may enter judgment upon the decision of the arbitrator in any court of competent jurisdiction. The fees and expenses of the arbitrator shall be paid equally by FindWhat, on the one hand, and the Miva Principal Stockholders, on the other hand and, in the case of the latter, from the Escrow Amount.

      2.7 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Miva Capital Stock outstanding immediately prior to the Effective Time and held by a Miva Stockholder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Sections 1300-1312 of the CGCL, if such Sections 1300-1312 provide for appraisal rights for such shares in the Merger ("Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(a) and shall instead be converted into the right to receive payment of the appraised value of such Dissenting Shares in exchange for the Dissenting Shares in accordance with the provisions of Sections 1300-1312 unless and until such holder fails to perfect or withdraws or otherwise loses such holder's right to appraisal and payment under the CGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses such holder's right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, if any, to which such holder is entitled, without interest or dividends thereon, upon the surrender in the manner provided in Section 2.3 of the Certificate(s) which formerly represented shares of Miva Capital Stock. Miva shall give FindWhat prompt notice of any demands received by Miva for appraisal of shares of Miva Capital Stock and, prior to the Effective Time, FindWhat shall have the right to reasonably participate with Miva in the handling of all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Miva shall not, except with the prior written consent of FindWhat, not to be unreasonably withheld, make any payment with respect to, or settle or offer to settle, any such demands.

                                  ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF FINDWHAT AND SUBCORP

      In order to induce Miva and the Miva Principal Stockholders to enter into this Agreement, FindWhat and Subcorp, jointly and severally, hereby represent and warrant to Miva and the Miva Principal Stockholders that the statements contained in this Article III are true, correct and complete, except as otherwise expressly set forth in this Article III or in the disclosure schedule to be delivered by FindWhat to Miva and incorporated herein by reference (as dated the date hereof, and as may be amended and supplemented as of the Closing Date, the "FindWhat Disclosure Schedule"), as of the date hereof and as of the Closing Date unless another date is expressly stated below or in the FindWhat Disclosure Schedule.

      3.1 Organization and Standing. Each of FindWhat, Subcorp and each other subsidiary of FindWhat is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of its state of incorporation with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of FindWhat, Subcorp and each other subsidiary of FindWhat is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not have a Material Adverse Effect on FindWhat and its subsidiaries taken as a whole. FindWhat is not in default in the performance, observance or fulfillment of any provision of the FindWhat Articles of Incorporation, as amended (the "FindWhat Articles"), or the FindWhat Amended and Restated Bylaws, as amended, as in effect on the date hereof (the "FindWhat Bylaws"), and Subcorp and each other subsidiary of FindWhat is not in default in the performance, observance or fulfillment of any provisions of its Certificate of Incorporation or Bylaws. FindWhat has heretofore furnished to Miva complete and correct copies of the FindWhat Articles and the FindWhat Bylaws and the Certificate of Incorporation and Bylaws of Subcorp and each other subsidiary of FindWhat.

      3.2 Corporate Power and Authority. Each of FindWhat and Subcorp has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by FindWhat and Subcorp have been duly authorized by all necessary corporate action on the part of each of FindWhat and Subcorp. This Agreement has been duly executed and delivered by each of FindWhat and Subcorp, and constitutes the legal, valid and binding obligation of each of FindWhat and Subcorp enforceable against each of them in accordance with its terms, except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally or by general equitable principles.

      3.3   Conflicts; Consents and Approvals. Except as set forth in Section
3.3 in the FindWhat Disclosure Schedule, neither the execution and delivery of this Agreement by FindWhat or Subcorp nor the consummation of the transactions contemplated hereby or thereby will:

            (a) conflict with, or result in a breach of any provision of, the FindWhat Articles or the FindWhat Bylaws, the Subcorp Certificate of Incorporation or Bylaws or the governing documents of any other subsidiary of FindWhat;

            (b) materially violate, or conflict with, or result in a material breach of any provision of, or constitute a material default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a material default under, or result in the creation of any material Encumbrance upon any of the properties or assets of FindWhat or any of its subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which FindWhat or any of its subsidiaries is a party (for purposes of this Agreement, "Encumbrance" means any charge, claim, mortgage, servitude, easement, right of way, equitable interest, lease or other possessory interest, conditional sale or other title retention arrangement, lien, pledge, security interest, preference, priority, right of first refusal or similar restriction);

            (c) materially violate any (i) order, writ, injunction, decree, statute, ruling, assessment, or arbitration or award of any Governmental Authority; or (ii) Applicable Laws relating to FindWhat or any of its subsidiaries or their respective properties or assets; or

            (d) require any action or consent or approval of, or review by, or registration or filing by FindWhat or any of its affiliates with, any third party or any Governmental Authority, other than registrations or other actions required under federal and state securities laws as are contemplated by this Agreement.

      3.4 Subcorp. Subcorp was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Subcorp has not, and at the Effective Time will not have, engaged in any activities or incurred any obligations or liabilities, except the activities relating to the transactions contemplated by this Agreement and obligations and liabilities incurred in connection with those activities and with the transactions contemplated by this Agreement.

      3.5 Actions. There is no Action against FindWhat and Subcorp which questions the validity of this Agreement or the Merger or any action taken or be taken pursuant hereto or pursuant to the Merger. For purposes of this Agreement, "Action" means any action, arbitration, audit, examination, suit, proceeding, hearing or litigation, whether formal or informal, and whether public or private, commenced, brought, conducted or heard by or before, pending or threatened, or otherwise. Section 3.5 in the FindWhat Disclosure Schedule sets forth each instance in which FindWhat or a subsidiary of FindWhat is subject to any Action pending or, to the Knowledge of FindWhat, threatened against FindWhat. Since January 1, 2002, neither FindWhat nor any of its subsidiaries has been subject to any order, writ, injunction or decree relating to its method of doing business or its relationship with past, existing or future users or purchasers of any goods or services.

      3.6 Financial Ability. FindWhat and Subcorp at the Effective Time will have a sufficient number of FindWhat Common Shares and sufficient cash funds to pay the Merger Consideration, and to pay all related fees and expenses.

      3.7   Capitalization of FindWhat and Subcorp.

            (a) The authorized capital stock of FindWhat consists of 50,000,000 common shares (the "FindWhat Common Stock") and 500,000 preferred shares (the "FindWhat Preferred Stock"). At the date of this Agreement, (i) 20,422,803 shares of FindWhat Common Stock, par value of $.001, are issued and outstanding, (ii) 7,000 shares of FindWhat Common Stock are held as treasury stock (which does not include shares of FindWhat Common Stock reserved for issuance as set forth in clause (iii) below), (iii) 1,766,839 shares of FindWhat Common Stock are reserved for issuance upon the exercise or conversion of options, warrants or convertible securities granted or issuable by FindWhat, not including FindWhat's 1999 Stock Incentive Plan, (iv) 3,377,988 shares of FindWhat Common Shares are reserved for issuance under FindWhat's 1999 Stock Incentive Plan, and (v) no shares of Preferred Stock are issued and outstanding. The FindWhat Common Stock and the FindWhat Preferred Stock are referred to herein collectively as the "FindWhat Capital Stock." Each outstanding share of FindWhat Capital Stock is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. The issuance and sale of all of the shares of FindWhat Capital Stock described in this Section 3.7(a) have been in compliance in all material respects with applicable federal and state securities laws.

            (b) Subcorp's authorized capital stock consists solely of 1,000 shares of Subcorp Common Stock, of which, as of the date hereof, 100 were issued and outstanding and none were reserved for issuance. As of the date hereof, all of the outstanding shares of Subcorp Common Stock are owned free and clear of any Encumbrances by FindWhat.

      3.8   Subsidiaries

            (a) FindWhat does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except for the subsidiaries set forth in Section 3.8(a) in the FindWhat Disclosure Schedule. Except as set forth in Section 3.8(a) in the FindWhat Disclosure Schedule, FindWhat is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any subsidiary or any other person. Except as set forth in Section 3.8(a) in the FindWhat Disclosure Schedule, FindWhat owns, directly or indirectly, 100% of the capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions) of each of its subsidiaries. Each of the outstanding shares of capital stock or other equity interests of the subsidiaries of FindWhat is (in so far as is applicable) duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by FindWhat free and clear of all Encumbrances.

            (b) The following information for each subsidiary of FindWhat is set forth in Section 3.8(b) in the FindWhat Disclosure Schedule, as applicable:
(i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or capital; and (iii) the number of issued and outstanding shares of capital stock or capital and the record (legal) or beneficial owner(s) thereof. Other than as set forth in Schedule 3.8(b) in the FindWhat Disclosure Schedule, the ledgers, articles of association, stock records, or share certificates for each subsidiary are complete and up to date and reflect the persons listed in Schedule 3.8(b) in the FindWhat Disclosure Schedule as the record (legal) or beneficial owner(s) of the outstanding shares of capital stock or capital of the relevant FindWhat Subsidiaries. Other than as set forth in Section 3.8(b) in the FindWhat Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any subsidiary, nor are there outstanding any securities that are convertible into or exchangeable for any shares of capital stock of any subsidiary, and neither FindWhat nor any subsidiary has any obligation of any kind to issue any additional securities of any subsidiary or to pay for or repurchase any securities of any subsidiary or any predecessor thereof.

      3.9 Brokerage and Finders' Fees. Neither FindWhat nor any stockholder, director, officer or employee thereof, has incurred or will incur on behalf of FindWhat or any of its affiliates, any brokerage, finders' or similar fee in connection with the transactions contemplated by this Agreement.

      3.10 Board Recommendation; Required Vote. The board of directors of FindWhat, at a meeting duly called and held, has by majority vote of those directors present and constituting a quorum of the directors then in office determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the FindWhat Stockholders. No vote of any holder of FindWhat Capital Stock is required under the FindWhat Articles, FindWhat Bylaws or Applicable Law with respect to this Agreement or the transactions contemplated hereby.

      3.11 FindWhat SEC Documents. FindWhat has timely filed with the U.S. Securities and Exchange Commission (the "Commission") all forms, reports, schedules, statements and other documents (including exhibits and other information incorporated therein) required to be filed by it since January 1, 2000 under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act") (such documents, as supplemented and amended since the time of filing, collectively, the "FindWhat SEC Documents"). No subsidiary of FindWhat is required to file any form, report, registration statement, prospectus or other document with the Commission. The FindWhat SEC Documents, including, without limitation, any financial statements or schedules included in the FindWhat SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively and, in the case of any FindWhat SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing): (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of FindWhat (including the related notes) included in the FindWhat SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any FindWhat SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-QSB of the

Commission), and fairly present (subject, in the case of unaudited statements, to normal, recurring audit adjustments not material in amount) in all material respects the consolidated financial position of FindWhat and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Except as set forth in
Section 3.11 in the FindWhat Disclosure Schedule, from the date of incorporation FindWhat has maintained its books of account in accordance in all material respects with Applicable Law and all books and records are complete and correct in all material respects, fairly and accurately reflect the income, expenses, assets and liabilities of FindWhat and its subsidiaries in all material respects, including the nature thereof and the transactions giving rise thereto, and provide a fair and accurate basis for the preparation of the financial statements of FindWhat included in the FindWhat SEC Documents.

      3.12 Books and Records. Except as set forth in Section 3.12 in the FindWhat Disclosure Schedule, from its date of incorporation FindWhat and its subsidiaries have, in all material respects, maintained their minute books, stock books, stock ledgers, quota registers and other local equivalents in accordance in all material respects with Applicable Law, sound business practices and the requirements of Section 13(b)(2) of the Exchange Act, including the maintenance of an adequate system of internal controls. The minute books of FindWhat and its subsidiaries contain accurate and complete records of all proceedings, consents and meetings held of, and corporate action taken by, their stockholders, the boards of directors, and committees of the boards of directors, and other governing bodies, as applicable, and no meeting of any such stockholders, board of directors, committee or other governing body has been held for which minutes have not been prepared and are not contained in such minute books. The books of account of FindWhat and its subsidiaries are complete and correct in all material respects, have been maintained in accordance with Applicable Law, fairly and accurately reflect the income, expenses, assets and liabilities of FindWhat and its subsidiaries, including the nature thereof and the transactions giving rise thereto, and provide a fair and accurate basis for the preparation of the FindWhat financial statements set forth in the FindWhat SEC Documents. The signatures appearing on all documents contained in such books of account are the true signatures of the persons purporting to have signed the same, and copies thereof have been provided to Miva.

      3.13 No Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the audited balance sheet of FindWhat as of December 31, 2002, (b) as incurred after the date thereof in the ordinary course of business consistent with past practice or (c) as set forth in Section 3.13 in the FindWhat Disclosure Schedule, FindWhat and its subsidiaries do not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent, choate, inchoate or otherwise and whether due or to become due, that, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect on FindWhat and its subsidiaries taken as a whole.

      3.14 No Material Adverse Change. Except as set forth in Section 3.14 in the FindWhat Disclosure Schedule, since December 31, 2002, there has been no material adverse change in the assets, liabilities, results of operations, business prospects, or financial condition of FindWhat or any event, occurrence or development that would reasonably be expected to have a Material Adverse Effect on FindWhat and its subsidiaries taken as a whole.

      3.15 Disclosure. Nothing contained in this Agreement constitutes any disclosure by FindWhat or Subcorp of any material non-public information. The representations and warranties contained in this Article III, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations and warranties, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF MIVA

      In order to induce Subcorp and FindWhat to enter into this Agreement, Miva hereby represents and warrants to FindWhat and Subcorp that the statements contained in this Article IV are true, correct and complete, except as otherwise expressly set forth in this Article IV or in the disclosure schedule to be delivered by Miva to FindWhat and incorporated herein by reference (as dated the date hereof, and as may be amended and supplemented as of the Closing Date, the "Miva Disclosure Schedule"), as of the date hereof and as of the Closing Date unless another date is expressly stated below or in the Miva Disclosure Schedule.

      4.1 Organization and Standing. Miva is a corporation duly organized and validly existing under the laws of the State of California with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Miva is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases, uses, or operates requires it to so qualify, be licensed or be in good standing. Miva is not in default in the performance, observance or fulfillment of any provision of its Amended and Restated Certificate of Incorporation (the "Miva Certificate") or its Bylaws (the "Miva Bylaws"), as in effect on the date hereof. Miva has previously furnished to FindWhat complete and correct copies of the Miva Certificate and the Miva Bylaws, each as in effect on the date hereof. Listed in Section 4.1 in the Miva Disclosure Schedule is each jurisdiction in which Miva is qualified or licensed to do business and whether Miva is in good standing in each applicable jurisdiction as of the date of the Agreement.

      4.2 Subsidiaries. Except as set forth in Section 4.2(a) in the Miva Disclosure Schedule, Miva does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise. Notwithstanding anything in this Agreement to the contrary, Miva makes no representation or warranty under this Agreement with respect to Miva Deutschland GmbH. Except as set forth in Section 4.2(a) in the Miva Disclosure Schedule, Miva is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

      4.3 Corporate Power and Authority. Miva has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and, subject to approval of the Merger and the transactions contemplated hereby by Miva Stockholders, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Miva have been duly authorized by all necessary corporate action on the part of Miva, subject to approval of the Merger and the transactions contemplated hereby by Miva's board of directors and the requisite Miva Stockholders. This Agreement has been duly executed and delivered by Miva and constitutes the legal, valid and binding obligation of Miva, enforceable against Miva in accordance with its terms, except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally or by general equitable principles. Capitalization of Miva.

      4.4   Capitalization of Miva.

            (a) The authorized capital stock of Miva consists of 30,000,000 common shares (the "Miva Common Stock") and 5,000,000 preferred shares (the "Miva Preferred Stock"). At the date of this Agreement, (i) 12,550,702 shares of Miva Common Stock, no par value, are issued and outstanding, (ii) 4,730,870 shares of Miva Common Stock are reserved for issuance upon the exercise or conversion of options, warrants or convertible securities granted or issuable by Miva, (iii) 562,501 shares of Miva Preferred Stock designated Series A Preferred Stock, no par value, are issued and outstanding and (iv) 800,000 shares of Miva Preferred Stock designated Series B Preferred Stock, no par value, are issued and outstanding. The Miva Common Stock and the Miva Preferred Stock are referred to herein collectively as the "Miva Capital Stock." Each outstanding share of Miva Capital Stock is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in material violation of any preemptive or similar rights.

            (b)   As of the date hereof, other than as set forth in clause
(a)(ii) above or in Section 4.4(b) in the Miva Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer by Miva of any securities of Miva, nor are there outstanding any securities which are convertible into or exchangeable for any shares of Miva Capital Stock, and Miva has no obligation of any kind to issue any additional securities or to pay for or repurchase any securities of Miva or any predecessor. Set forth in Section 4.4(b) in the Miva Disclosure Schedule is an accurate and complete list of the names of all holders of Miva Capital Stock, and the number and class of shares held by each such Miva Stockholder. Set forth in Section 4.4(b) in the Miva Disclosure Schedule is an accurate and complete list of the names of all holders of options, warrants or convertible instruments to purchase Miva Capital Stock, the number of shares issuable to each such holder upon exercise of such option or warrant, and the exercise price and vesting schedule with respect thereto.

            (c) Except as set forth in Section 4.4(c) in the Miva Disclosure Schedule, Miva has not agreed to register any securities of Miva under the Securities Act or under any applicable securities law or granted registration rights to any person or entity (other than agreements with respect to registration rights that are no longer in effect as of the date of this Agreement); complete and correct copies of all such agreements have previously been provided to FindWhat.

      4.5   Conflicts; Consents and Approvals. Except as set forth in Section
4.5 in the Miva Disclosure Schedule, neither the execution and delivery of this Agreement by Miva, nor the consummation of the transactions contemplated hereby will:

            (a) conflict with, or result in a breach of any provision of, the Miva Certificate or the Miva Bylaws;

            (b) materially violate or conflict with, or result in a material breach of any provision of, or constitute a material default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a material default under, or result in the creation of any material Encumbrance upon any of the properties or assets of Miva under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Miva is a party, including without limitation, any Contract;

            (c) materially violate any (i) order, writ, injunction, decree, ruling, assessment, arbitration, or award of any Governmental Authority or arbitrator or (ii) Applicable Laws relating to Miva or any of its properties or assets; or

            (d) require any action or consent or approval of, or review by, or registration or filing by Miva or any of its affiliates with, any third party or any Governmental Authority, other than (i) approval of the Merger and the transactions contemplated hereby by Miva Stockholders, (ii) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement, (iii) the filing of the Delaware Merger Documents with the Delaware Secretary of State, and (iv) the filing of the California Merger Documents with the California Secretary of State.

      4.6 Brokerage and Finders' Fees. Except as set forth in Section 4.6 in the Miva Disclosure Schedule, neither Miva nor any stockholder, director, officer or employee thereof, has incurred or will incur on behalf of Miva, any brokerage, finders' or similar fee in connection with the transactions contemplated by this Agreement.

      4.7   Books and Records; Financial Statements.

            (a) Except as set forth in Section 4.7(a) in the Miva Disclosure Schedule, from its date of incorporation, the minute books, stock books and stock ledgers of Miva (the "Books of Account") have been maintained, in all material respects, in accordance with Applicable Law. To the Knowledge of Miva, the signatures of Miva personnel appearing on all documents contained in such Books of Account are the true signatures of the persons purporting to have signed the same, and complete and correct copies of such Books of Account have been provided to FindWhat.

            (b) Attached to Section 4.7(b) in the Miva Disclosure Schedule, as previously delivered to FindWhat, are complete and correct copies of the unaudited balance sheet of Miva as of June 30, 2003 and the related statements of income for the period ended June 30, 2003 (the "Miva Financial Statements"). To the Knowledge of Miva, the Miva Financial Statements fairly present, in all material respects, the financial condition and results of operations, changes in stockholders' equity and cash flow of Miva as of, and for the period ended, June 30, 2003.

      4.8 Compliance with Law. Except as set forth in Section 4.8 in the Miva Disclosure Schedule and except with respect to Applicable Laws discussed elsewhere in this Article IV including without limitation those relating to Taxes (as set forth in Section 4.11), employee benefit plans (as set forth in Section 4.14), labor matters (as set forth in Section 4.16), Permits (as set forth in Section 4.19), Environmental Laws (as set forth in Section 4.21), product warranties (as set forth in Section 4.25), Data Protection Laws (as set forth in Section 4.26) and the Foreign Corrupt Practices Act (as set forth in
Section 4.27), to the Knowledge of Miva, Miva is in compliance, in all material respects, and at all times since June 30, 2003 has been in compliance, in all material respects, with all Applicable Laws relating to Miva or its businesses or properties, except where the failure to be in compliance with such Applicable Laws

(individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect on Miva, or where such noncompliance has been cured and is reasonably expected to have no material impact on the future business or operations of Miva. Miva has received no written notice of any pending investigation or review by any Governmental Authority with respect to Miva and, to the Knowledge of Miva, no such investigation or review is threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same.

      4.9 Actions. Section 4.9 in the Miva Disclosure Schedule sets forth each instance in which Miva has received written notice of an Action pending and each instances in which, to the Knowledge of Miva, any Action is threatened against Miva. Since June 30, 2003, Miva has not received written notice of Miva being subject to any order, writ, injunction or decree relating to its method of doing business or its relationship with past, existing or future users or purchasers of any goods or services.

      4.10 No Material Adverse Change. Except as set forth in Section 4.10 in the Miva Disclosure Schedule, since June 30, 2003, to the Knowledge of Miva there has been no material adverse change in the assets, liabilities, results of operations, business prospects, or financial condition of Miva or any event, occurrence or development that would reasonably be expected to have a Material Adverse Effect on Miva.

      4.11  Taxes.

            (a)   Except as set forth in Section 4.11(a) in the Miva Disclosure
Schedule:

                  (i) Miva has filed all Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by Miva prior to the date hereof;

                  (ii) To the Knowledge of Miva, all such Tax Returns referred to in clause (a)(i) above were true and correct (except for such inaccuracies which are individually, and in the aggregate, not material) and Miva has paid or, prior to the Effective Time, will pay within the time and manner prescribed by Applicable Law, all Taxes, interest and penalties required to be paid in respect of the periods covered by such Tax Returns due to any federal, state, foreign, local or other Tax authority;

                  (iii) Miva has no liability for Taxes that is materially in excess of the amount reserved on the Miva Financial Statements;

                  (iv) Miva has not requested or filed any document having the effect of causing any extension of time within which to file any returns in respect of any fiscal year which have not since been filed;

                  (v) Miva has not received written notice of any currently due and payable deficiency for any material Tax from any Tax authority;

                  (vi) Miva has not received written notice that it is the subject of any currently ongoing Tax audit;

                  (vii) As of the date of this Agreement, Miva has not received written notice from any Tax authority of any pending requests for waivers of the time to assess any material Tax, other than those made in the ordinary course and for which payment has been made;

                  (viii) Miva has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

                  (ix) There are no recorded Encumbrances with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of Miva (other than liens for Taxes not yet due and/or delinquent); and

                  (x) No written claim has ever been received by Miva from a Governmental Authority in a jurisdiction where Miva files Tax Returns that Miva is or may be subject to taxation by that jurisdiction.

            (b) Miva is not obligated by any Contract, agreement or other arrangement to indemnify any other person with respect to material Taxes. Miva is not now or has ever been a party to or bound by any agreement or arrangement (whether or not written and including, without limitation, any arrangement required or permitted by law) binding Miva that (i) requires Miva to make any Tax payment to or for the account of any other person, (ii) affords any other person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of Miva, or (iii) requires or permits the transfer or assignment of income, revenues, receipts or gains to Miva, from any other person.

            (c) Except as set forth in Section 4.11(c) in the Miva Disclosure Schedule, Miva has withheld and paid over all material Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

            (d) Miva has not agreed to make, or has received any written notice from the Internal Revenue Service proposing that Miva make, any adjustments pursuant to Sections 263A or 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by Miva, and Miva has no application pending with any Governmental Authority requesting permission for any changes in accounting methods that relate to the business or operations of Miva.

            (e) Miva has not requested any private letter ruling of the Internal Revenue Service or comparable ruling of other Governmental Authorities.

            (f) The Tax Returns of Miva for the years ended 2002, 2001 and 2000, complete and correct copies of which are attached in Section 4.11(f) in the Miva Disclosure Schedule, list all deductions giving rise to any current-year Tax loss set forth on the applicable Tax Returns and the amount of each such Tax loss in each jurisdiction.

            (g) Except for the group for which Miva is presently a member, if any, Miva has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than as a common parent corporation, within the meaning of Section 1504 of the Code (or any similar provision of state or local law), except where Miva was the common parent corporation of such affiliated group.

            (h) To the Knowledge of Miva, Miva has no liability for the Taxes of any person other than any of Miva under Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

                  (i) All material elections with respect to the Tax Returns are reflected in the Tax Returns.

                  (j) Miva is not or has not been, a United States real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

                  (k) Miva is nor or has nor been a party to any joint venture, partnership, or other agreement that would be treated as a partnership for U.S. federal income tax purposes.

                  (l) Miva has not participated in an international boycott as defined in Section 999 of the Code (or any similar provision of state, local or foreign law).

                  (m) As used in this Agreement, "Tax Returns" means all federal, state, local and foreign Tax returns, declarations, schedules, information returns, reports and forms, and any amendments to any of the foregoing relating to Taxes, required to be filed with any Governmental Authority responsible for the imposition or collection of Taxes.

                  (n) As used in this Agreement, "Tax" or "Taxes" means (i) any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including all net income, gross income, premium, sales and use, ad valorem, transfer, gains, profit, windfall profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, employment, disability, payroll, license, estimated, customs duties, severance or withholding taxes, other taxes or similar charges of any kind imposed by a Governmental Authority and includes any interest and penalties (civil or criminal) on or additions to any such taxes or in respect of a failure to comply with any requirement relating to any Tax Return and any expenses incurred in connection with the determination, settlement or litigation of any tax liability.

      4.12  Intellectual Property.

            (a) Set forth in Section 4.12(a) in the Miva Disclosure Schedule is an accurate and complete list of (i) all material foreign and domestic patents, patent applications, invention disclosures, trademarks, service marks, trade names, internet domain names (and any registrations or applications for registration for any of the foregoing trademarks, service marks, trade names and internet domain names) and all material copyright applications and registrations and all other material Intellectual Property rights owned or used by Miva, (ii) other than as set forth in Section 4.15 in the Miva Disclosure Schedule, all material customer agreements with respect to which Miva received gross revenue of at least US$10,000 during the 12-month period from August 1, 2002 to July 31, 2003 and (ii) other than as set forth in Section 4.15 in the Miva Disclosure Schedule, all material non-customer agreements to which Miva is a party which concern any of its material Intellectual Property.

            (b)   Except as set forth in Section 4.12(b) in the Miva Disclosure
Schedule:

                  (i) Miva owns, free and clear of any material Encumbrances, or has sufficient rights to, the Intellectual Property;

                  (ii) No written claim of invalidity or ownership with respect to the Intellectual Property has been received by Miva from any third party and, to the Knowledge of Miva, no Intellectual Property is the subject of any pending or threatened Action;

                  (iii) No person or entity has asserted in a writing received by Miva that, with respect to any Intellectual Property, Miva or any licensee of Miva is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how;

                  (iv) To the Knowledge of Miva, all material fees, annuities, royalties, honoraria and other payments which are due from Miva on or before the date of this Agreement for any of the Intellectual Property or under any agreement related to the Intellectual Property have been paid;

                  (v) To the Knowledge of Miva, except as limited by the terms of any license relating thereto, the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, disposal, modification, display, transmission or publishing of any process, machine, manufacture, composition of matter, or material related to any part of the Intellectual Property, does not and will not infringe in any material respect any domestic or foreign patent, trademark, service mark, trade name, copyright, moral right or other intellectual property right of any third party, and does not and will not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party;

                  (vi) To the Knowledge of Miva, no unexpired foreign or domestic patents or patent applications exist that are adverse to the material interests of Miva;

                  (vii) To the Knowledge of Miva, there exists no (A) prior act of Miva or any third party that would void or invalidate any of the Intellectual Property or (B) conduct or use by Miva or any third party that would void or invalidate any of the Intellectual Property; and

                  (viii) To the Knowledge of Miva, the execution, delivery and performance of this Agreement by Miva, and the consummation of the transactions contemplated hereby, will not materially breach, violate or conflict with any instrument or agreement relating to the Intellectual Property to which Miva is a party, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Intellectual Property or in any way impair the right of Miva, subject to Section 4.13(b)(v), to make, use, sell, license or dispose of, distribute, modify, display or transmit or to bring any action for the infringement of, any Intellectual Property.

            (c) Miva has taken commercially reasonable steps to safeguard and maintain the secrecy and confidentiality of (i) all material trade secrets and
(ii) to the extent required by Applicable Law, material patent applications and their related inventions prior to the issuance of a patent registration contained in the Intellectual Property.

            (d) As used in this Agreement, "Intellectual Property" means all material domestic or foreign patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, logos, know-how, internet domain names, copyrights, trademark registrations and applications, service marks, service mark registrations and applications, trade names, trade dress, copyright registrations, customer lists, marketing and customer information, licenses, technical information (whether confidential or otherwise), software, and all documentation thereof, in each case that is owned by, or licensed to Miva (other than third-party

"click wrap or "shrink wrap" software licenses, as to which Miva makes no representations or warranties) on the date hereof.

      4.13 Title to Assets and Properties. Except as set forth in Section 4.13 in the Miva Disclosure Schedule, Miva has good, absolute, marketable title to, or a valid leasehold interest in, and unrestricted possession (other than under the terms of relevant leases) of, the assets and properties used by Miva, located on its premises or shown on the Miva Financial Statements, free and clear of all Encumbrances, except for assets and properties disposed of in the ordinary course of business since June 30, 2003.

      4.14  Employee Benefit Plans.

            (a) Except as set forth in Section 4.14(a) in the Miva Disclosure Schedule, with respect to each Miva Plan, Miva has made available to FindWhat a substantially correct and complete copy of the following (where applicable): (i) each writing constituting a part of such Miva Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three most recently filed Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the Internal Revenue Service, if any.

            (b) The Internal Revenue Service has issued a favorable determination letter with respect to each Miva Plan that is intended to be a Qualified Plan and, to the Knowledge of Miva, there are no existing circumstances or any events that have occurred that could adversely affect the qualified status of any Miva Plan that is a Qualified Plan or the related trust.

            (c) All material contributions required to be made by Miva to any Miva Plan by Applicable Laws or by any Miva Plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Miva Plan, for any period through the date hereof, have been made or paid in full.

            (d) Except as set forth in Section 4.14(d) in the Miva Disclosure Schedule, to the Knowledge of Miva, each Miva Plan has been maintained and administered in material compliance with its terms and Applicable Law, including ERISA and the Code. Except as set forth in Section 4.14(d) in the Miva Disclosure Schedule, to the Knowledge of Miva there is not now, and there are no existing circumstances that could reasonably be expected to give rise to, any requirement for the posting of security with respect to a Miva Plan or the imposition of any Encumbrance on the assets of Miva under ERISA or the Code with respect to a Miva Plan.

            (e) Miva has not, at any time within six years before the date hereof, maintained, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan or any plan covered by Section 412 of the Code or Title IV of ERISA.

            (f) To the Knowledge of Miva, there does not now exist, and there are no existing circumstances that could reasonably be expected to result in, any material Controlled Group Liability that would be a liability of Miva following the Closing. Without limiting the generality of the foregoing, Miva has not engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

            (g) Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA (or other Applicable Law pertaining to COBRA or Cal-COBRA) and except as set forth in Section 4.14(h) in the Miva Disclosure Schedule, to the

Knowledge of Miva, Miva has no material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof and there has been no communication to employees of Miva that promises or guarantees such employees retiree health or life insurance benefits or other retiree death benefits.

            (h) Except as set forth in Section 4.14(h) in the Miva Disclosure Schedule, to the Knowledge of Miva, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of Miva. Without limiting the generality of the foregoing, no amount paid or payable by Miva in connection with the transactions contemplated hereby, either solely as a result thereof or as a result of such transactions in conjunction with any other events, will be an "excess parachute payment" within the meaning of Section 280G of the Code.

            (i) Except as disclosed in Section 4.14(i) in the Miva Disclosure Schedule, Miva has not received written notice of any pending, and to the Knowledge of Miva there are no threatened, claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted against the Miva Plans, any fiduciaries thereof with respect to their duties to the Miva Plans, or the assets of any of the trusts under any of the Miva Plans that would reasonably be expected to result in any material liability of Miva to the Pension Benefit Guaranty Corporation, the US Department of Treasury, the US Department of Labor or any Multiemployer Plan.

            (j) Section 4.14(j) in the Miva Disclosure Schedule sets forth the names of all directors and officers of Miva, the names of each employee of Miva, and the total current salary, bonus eligibility, and fringe benefits and perquisites that each such director, officer and employee is expected to receive in the fiscal year ending December 31, 2003 based on current compensation arrangements. Section 4.14(j) in the Miva Disclosure Schedule also sets forth the liability of Miva for deferred compensation under any deferred compensation plan, excess plan or similar arrangement (other than pursuant to Qualified Plans) to each such director, officer and employee, together with the value, as of the date specified thereon, of the assets (if any) set aside in any grantor trust(s) to fund such liabilities. Except as disclosed in Section 4.14(j) in the Miva Disclosure Schedule, there are no other material forms of compensation paid to any such director, officer or employee of Miva. Except as set forth in
Section 4.14(j) in the Miva Disclosure Schedule, no officer, director, or employee of Miva, or any immediate family member of any of the foregoing, provides or causes to be provided to Miva any material assets, services or facilities and Miva does not provide or cause to be provided to any such officer, director, or employee, or any immediate family member of any of the foregoing, any material assets, services or facilities.

            (k) As used in this Agreement, the following terms have the meanings given below:

                  (i) "Benefit Obligation" means Miva's aggregate financial liability to provide all current, projected and contingent benefits to an employee, or such employee's beneficiaries or dependents, as the case may be, under the terms of any of the Miva Plans, regardless of whether an amount less than such aggregate financial liability is reflected on Miva's financial statements under applicable accounting rules.

                  (ii) "Controlled Group Liability" means any and all liabilities (i) under Title IV of ERISA, (ii) under section 302 of ERISA, (iii) under sections 412 and 4971 of the Code, (iv) resulting from a violation of the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code or the group health plan requirements of Section 701 et seq. of ERISA, and (v) under corresponding or similar provisions of foreign laws or regulations, in each case other than pursuant to the Miva Plans.

                  (iii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  (iv) "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA. As of the date hereof, Miva has no ERISA Affiliates.

                  (v) "Miva Employee" means a person who is, as of the Effective Time, an active or inactive employee of Miva.

                  (vi) "Miva Plans" means all employee benefit plans, programs and other arrangements providing benefits to any current or former employee, officer, director or consultant (or any beneficiary or dependent thereof) in respect of services provided to Miva, and whether covering one person or more than one person, sponsored or maintained by Miva or to which Miva contributes (or is obligated to contribute) or has any liability. Without limiting the generality of the foregoing, the term "Miva Plans" includes each "employee pension benefit plan" as defined in Section 3(2) of ERISA, each "employee welfare benefit plan" as defined in Section 3(1) of ERISA, and each agreement, plan, program, fund, policy, contract or arrangement (whether written or unwritten) providing compensation, benefits, pension, retirement, superannuation, profit sharing, stock bonus, stock option, stock purchase, phantom or stock equivalent, bonus, thirteenth month, incentive, deferred compensation, hospitalization, medical, dental, vision, vacation, life insurance, death benefit, sick pay, disability, severance, termination, indemnity, redundancy pay, educational assistance, holiday pay, housing assistance, moving expense reimbursement, fringe benefit or similar employee benefits covering any employee, former employee, or the beneficiaries and dependents of any employee or former employee, regardless of whether it is mandated under local law, voluntary, private, funded, unfunded, financed by the purchase of insurance, contributory or non-contributory.

                  (vii) "Multiemployer Plan" means a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA. As of the date hereof, Miva has no Multiemployer Plans.

                  (viii) "Multiple Employer Plan" means a plan that has two or more contributing sponsors at least two of whom are not under "common control" within the meaning of Section 4063 of ERISA. As of the date hereof, Miva has no Multiple Employer Plans.

                  (ix) "Qualified Plan" means a "qualified plan" within the meaning of Section 401(a) of the Code.

      4.15  Contracts.

            (a) Section 4.15(a) in the Miva Disclosure Schedule lists substantially each, and Miva has provided FindWhat with materially correct and complete copies or summaries of substantially each, material Contract ("Contract" means all written or oral contracts, agreements, guarantees, licenses and executory commitments, other than Miva Plans and real property leases) to which Miva is a party as of the date hereof and which falls within any one or more of the following categories:

                  (i) Contracts not entered into in the ordinary course of Miva's business and that involve expenditures or receipts by Miva of US$10,000 per month;

                  (ii) joint venture, partnership, strategic alliances and other Contracts (however named) involving a sharing of profits, losses, costs or liabilities;

                  (iii) leases for equipment or other personal property assets;

                  (iv) Contracts with respect to which Miva received gross revenue of at least US$10,000 during the 12-month period from August 1, 2002 to July 31, 2003 and which are either service contracts (including without limitation outsourcing agreements, application service provider agreements, hosting agreements and data center management agreements) and/or software license agreements;

                  (v) Contracts containing covenants purporting to limit the freedom of Miva to compete in any line of business or in any geographic area or to hire any individual or group of individuals (including without limitation any software license agreements that authorize or permit Miva to use the applicable software only in particular business lines, languages or geographic areas);

                  (vi) Contracts providing for the settlement of disputed claims (including disputed dollar amounts) with third parties;

                  (vii) powers of attorney that are currently outstanding;

                  (viii) Contracts entered into other than in the ordinary course of business that contain or provide for an express undertaking to be responsible for consequential damages;

                  (ix) Contracts which contain minimum purchase conditions in excess of US$10,000 or requirements or other terms that restrict or limit the purchasing relationships of Miva;

                  (x) Contracts relating to any outstanding commitment for capital expenditures in excess of US$25,000;

                  (xi) Contracts with any labor organization, union, employee representative or group of employees;

                  (xii) indentures, mortgages, promissory notes, loan agreements, guarantees of borrowed money, letters of credit or other agreements, instruments or commitments for the borrowing or the lending of money;

                  (xiii) Contracts providing for the creation of any Encumbrance upon any of the assets of Miva;

                  (xiv) Contracts involving annual revenues to the business of Miva in excess of 2.5% of Miva's annual revenues during any of their respective past two fiscal years;

                  (xv) Contracts providing for "earn-outs", "savings guarantees", "performance guarantees", or other contingent payments involving more than US$10,000 per year or US$50,000 over the term of the Contract;

                  (xvi) Contracts with or for the benefit of (A) any corporate affiliate of Miva or (B) any immediate family member of any shareholder, director or officer of Miva;

                  (xvii) Contracts involving payments by Miva of more than US$5,000 in any one month during the past 6 months;

                  (xviii) to the Knowledge of Miva, any Contracts that purport to limit the ability of the directors, officers, agents or employees of Miva to engage in or continue any conduct, activity or practice relating to the business of Miva, or assign to Miva any rights to any invention, improvement or discovery;

                  (xix) any cost-sharing, tax-sharing or transfer pricing agreements between Miva and any related or unrelated party; and

                  (xx) each amendment, supplement and modification with respect to any of the foregoing.

                  (b) Except as set forth in Section 4.15(b) in the Miva Disclosure Schedule, to the Knowledge of Miva, all such Contracts are valid and binding obligations of Miva and each other party thereto.

                  (c) Except as set forth in Section 4.15(c) in the Miva Disclosure Schedule, neither Miva nor, to the Knowledge of Miva, any other party thereto, is in material violation of or in material default in respect of, nor to the Knowledge of Miva has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a material default under or permit the termination of, any such Contract.

                  (d) As of the date hereof, except as set forth in Section 4.15(d) in the Miva Disclosure Schedule, Miva is not engaged in any renegotiation of and, to the Knowledge of Miva, neither Miva nor any third party thereto has any outstanding rights to renegotiate, any material amounts paid or payable under such Contracts.

         4.16     Labor Matters.

                  (a) Miva is not a party to any collective bargaining agreement or labor union contract and is not required to consult or negotiate with any local works council, union, labor board or any Governmental Authority concerning the transactions contemplated by the Agreement.

                  (b)   Set forth in Section 4.16(b) in the Miva Disclosure
Schedule is a list of each agreement to which Miva is a party pursuant to which any individual employed by Miva or otherwise performing services primarily for Miva receives compensation in excess of $20,000 per annum, and Miva has furnished or made available to FindWhat substantially complete and correct copies of any such agreements in writing. Except as set forth in Section 4.16(b) in the Miva Disclosure Schedule, Miva has not materially breached or otherwise materially failed to comply with any provisions of any agreement set forth therein and, to the Knowledge of Miva, there are no grievances outstanding thereunder. There is no labor strike, dispute or stoppage pending or, to the Knowledge of Miva, threatened against Miva. To the Knowledge of Miva, no campaign or other attempt for recognition is pending by any labor organization or employee with respect to employees of Miva.

                  (c) Except as set forth in Section 4.16(c) in the Miva Disclosure Schedule, to the Knowledge of Miva, Miva is in material compliance with Applicable Laws and their own policies respecting employment and employment practices, terms and conditions of employment, wages and hours, equal opportunity, equal pay, civil rights, labor relations, immigration, occupational health and safety, and payroll and wage taxes.

                  (d) As of the date of this Agreement and except as set forth in Section 4.16(d) in the Miva Disclosure Schedule or as required by Applicable Law, (i) Miva is not a party to any outstanding employment agreements or contracts with officers, managers and directors (or foreign equivalents) or Miva Employees that are not terminable at will, or that provide for the payment of any bonus or commission; and (ii) Miva is not a party to any agreement, policy or practice that requires it to pay termination or severance pay to salaried, non-exempt or hourly Miva Employees.

      4.17 Undisclosed Liabilities. To the Knowledge of Miva, Miva has no liabilities or obligations of any nature, whether absolute, accrued, contingent, choate, inchoate or otherwise and whether due or to become due, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Miva, other than (a) liabilities disclosed to FindWhat in the Miva Financial Statements, (b) liabilities set forth in the Miva Disclosure Schedule, and (c) liabilities incurred or accrued after the date hereof in the ordinary course of business consistent with past practice and not prohibited by this Agreement.

      4.18  Operation of Miva's Business; Relationships.

            (a) Except as set forth in Section 4.18(a) in the Miva Disclosure Schedule, since June 30, 2003, Miva has not, except in the ordinary course of business consistent with past practice, engaged in any transaction which, if done after execution of this Agreement, would violate in any material respects
Section 5.3(b).

            (b) Except as set forth in Section 4.18(b) in the Miva Disclosure Schedule, since June 30, 2003, no material customer of Miva has indicated to Miva in writing, or to the Knowledge of Miva verbally, that such customer will stop or materially decrease purchasing materials, products or services from Miva and no material supplier of Miva has indicated to Miva in writing, or to the Knowledge of Miva verbally, that such supplier will stop or materially decrease the supply of materials, products or services to Miva.

      4.19 Permits. To the Knowledge of Miva, Miva is in possession of all material licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders legally required in each jurisdiction to own, lease and operate its properties and to carry on its business as currently conducted, including under any applicable Environmental Laws (collectively, the "Permits"). Miva has not received written notice of any Action pending, and to the Knowledge of Miva no Action is threatened, regarding any of the Permits which, if successful, would reasonably be expected to have a Material Adverse Effect on Miva. Miva is not in conflict with, or in default or violation of, any of the Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Miva.

      4.20  Real Property.

            (a)   Miva does not own any real property.

            (b) Section 4.20(b) in the Miva Disclosure Schedule lists the only lease for real property to which Miva is a party (the "Lease"). Miva does not sublease any real property.

Miva has delivered to FindWhat a substantially correct and complete copy of the Lease. With respect to the Lease:

                  (i) the Lease is legal, valid, binding, enforceable, and in full force and effect with respect to Miva, and, to the Knowledge of Miva, with respect to the other party thereto, the Lease is legal, binding, enforceable, and in full force and effect;

                  (ii) to the Knowledge of Miva, no party to the Lease is in breach or default thereunder, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                  (iii) Miva has not, and to the Knowledge of Miva no other party thereto has, repudiated any provision thereof;

                  (iv) Miva has not received written notice of any disputes with respect thereto, and Miva is not party to any oral agreements or forbearance programs in effect as to the Lease;

                  (v) Miva has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold; and

                  (vi) to the Knowledge of Miva, the facility leased under the Lease has received all approvals of Governmental Authorities (including Permits) required to be received by Miva in connection with the operation thereof and have been operated and maintained by Miva in accordance with Applicable Laws.

      4.21 Environmental Matters. Except for matters disclosed in Section 4.21 in the Miva Disclosure Schedule:

            (a) To the Knowledge of Miva, the properties, operations and activities of Miva are in compliance in all material respects with all applicable Environmental Laws and all past noncompliance of Miva with any applicable Environmental Laws has been resolved without any pending, ongoing or future obligation, cost or liability;

            (b) Miva has not received any written notice of any pending Action by or before any court or Governmental Authority under any Environmental Law, and to the Knowledge of Miva no such Action is pending or threatened and there is no basis for any present or future Action against it that may reasonably be likely to lead to any liability;

            (c) to the Knowledge of Miva, there has been no release, discharge or emission of any Hazardous Material into the environment in material violation of applicable Environmental Laws by Miva in connection with its currently leased or formerly leased properties or operations that would be reasonably likely to have a Material Adverse Effect on Miva; and

            (d) to the Knowledge of Miva, there has been no material exposure in violation of applicable Environmental Laws of any person or property to any Hazardous Material in connection with the properties, operations and activities of Miva that would be reasonably likely to have a Material Adverse Effect on Miva.

            (e) For purposes of this Agreement, the term "Environmental Laws" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

            (f) For purposes of this Agreement, the term "Hazardous Materials" means chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes as those terms are defined or identified in any Environmental Law or regulated by any Permit required by applicable Environmental Law, including but not limited to petroleum products or by-products, asbestos, and polychlorinated materials.

      4.22 Board Recommendation. The board of directors of Miva, at a meeting duly called and held, has by majority vote of those directors present, whether in person, telephonically or by proxy, and constituting a quorum of the directors then in office, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Miva Stockholders, and (ii) resolved to recommend to the holders of the shares of Miva Capital Stock that such holders approve this Agreement and the transactions contemplated herein, including the Merger (the "Miva Board Recommendation").

      4.23 Accounts Receivable. Except as set forth in Section 4.23 in the Miva Disclosure Schedule, the accounts and notes receivable reflected in the Miva Financial Statements (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) to the Knowledge of Miva are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, (iii) are not subject to valid set-off or counterclaim, and (iv) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof.

      4.24 Insurance. Section 4.24 in the Miva Disclosure Schedule lists all insurance policies pursuant to which Miva is presently insured and during each of the past three calendar years has been insured (each, an "Insurance Policy" and, collectively, the "Insurance Policies"). To the Knowledge of Miva, each Insurance Policy is, in all material respects, in full force and effect in accordance with its terms and all premiums reflected on invoices received by Miva to date have been paid in full. Except as set forth in Section 4.24 in the Miva Disclosure Schedule, no written notice of cancellation with respect to any Insurance Policy has been received by Miva with respect and, to the Knowledge of Miva, there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder. Miva is a "named insured" or an "insured" under each Insurance Policy. Except as set forth in
Section 4.24 in the Miva Disclosure Schedule, Miva has not been refused any insurance, nor has the coverage of Miva been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past three years. To the Knowledge of Miva, the Insurance Policies are of the type and in the amounts that would reasonably be expected to be maintained in the ordinary course of business for similarly situated companies in the same or a similar industry. Set forth in Section 4.24 in the Miva Disclosure Schedule is (a) with respect to each Policy under which the annual premium amount is fixed, the current amount of such premium, and (b) with respect to each Policy under which the periodic or annual premium amount is variable, the amount of the most recent periodic payment made and the calculation formula with respect to such premium.

      4.25 Product Warranty. To the Knowledge of Miva, within the three years prior to the date hereof: (a) each product sold or delivered by Miva has been in material conformity with any applicable express and implied warranties, (b) Miva has no current liability for damages in connection with any such warranty (and there is no basis for any present or future Action against it that may reasonably be likely to lead to any liability) and (c) no product sold or delivered by Miva is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale given by Miva, if any, or as required by Applicable Law.

      4.26  Data Protection Matters.

            (a) Miva has not received written notice of any existing or pending, and to the Knowledge of Miva there is no threatened, Action against Miva by or before any court or Governmental Authority under any Data Protection Law. Miva has never instituted a policy with respect to, or taken steps to comply with or protect Personal Data as required under, any Data Protection Law.

            (b) As used in this Agreement, the term "Data Protection Laws" means all federal, state, local or foreign laws, statutes, orders, rules, regulations, policies or guidelines, or judgments, decisions or orders entered by any Governmental Authority, relating to Personal Data.

            (c) As used in this Agreement, the term "Personal Data" means any and all information that Miva maintains or otherwise processes that relates to an identified or identifiable natural person, including employees, stockholders, customers, customers of customers, vendors, contractors, and other business partners of Miva, and any employees of or contractors to any of the foregoing.

      4.27  Foreign Corrupt Practices Act.

            (a) Miva has not, to secure any improper advantage in order to obtain or retain business, directly or to the Knowledge of Miva indirectly offered, paid, given, or promised to pay, or authorized the payment of, any money, offer, gift, or other thing of value, to:

                  (i) an officer or employee of any Governmental Authority, or any person acting in an official capacity for or on behalf of any Governmental Authority;

                  (ii)  any political party or official thereof;

                  (iii) any candidate for political or political party office;
or

                  (iv)  any other individual or entity;

      while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or to the Knowledge of Miva indirectly, to any person or entity listed in clauses (i) -
(iii) above.

            (b) Miva maintains a system of internal accounting controls adequate to insure that it maintains no off-the-books accounts and that its assets are used only in accordance with its management's directives.

            (c) No product sold or service provided by Miva has been directly, or to the Knowledge of Miva indirectly, sold to or performed on behalf of Cuba, Iraq, Iran, Libya, or Sudan.

      4.28  Disclosure. The representations and warranties contained in this
Article IV, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations and warranties, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE V
                            COVENANTS OF THE PARTIES

      5.1   Mutual Covenants.

            (a) Reasonable Efforts; Notification. Each of the parties shall cooperate with the other parties in connection with any filing to be made with respect to the fairness hearing to be held under the California Securities Law of 1986 pursuant to Section 5.3(e) hereof (the "Fairness Hearing") including, with respect to the party making a filing, providing copies of all requisite documents to the non-filing parties and their respective advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested by such non-filing party in connection therewith.

                  (i) Each party shall use all commercially reasonable efforts to furnish to each of the other parties all information required for any application or other filing to be made pursuant to the Fairness Hearing. Each party shall promptly inform the other parties of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Authority regarding the Fairness Hearing. No party shall independently participate in any meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other parties prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. The parties hereto will consult and cooperate with one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with the Fairness Hearing.

                  (ii) Each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (A) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings (including other filings with Governmental Authorities, if any), (B) the obtaining of all consents, approvals or waivers from third parties set forth in Schedule 6.3(f) in the Miva Disclosure Schedule, and (C) the execution and delivery of any additional instruments necessary to consummate the transaction contemplated by this Agreement.

                  (iii) Notwithstanding anything to the contrary in this Agreement, (A) neither FindWhat nor any of its subsidiaries shall be required to hold separate (including by trust or otherwise) or to divest any of their respective businesses or assets, or to take or agree to take any action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on FindWhat combined with the Surviving Corporation after the Effective Time, (B) prior to the Effective Time, Miva shall not be required to hold separate (including by trust or otherwise) or to divest any of their respective businesses or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Miva, (C) neither party nor their respective subsidiaries shall be required to take any action that would reasonably be expected to substantially impair the benefits expected, as of the date hereof, to be realized by such party or its subsidiaries from consummation of the Merger and (D) neither party shall be required to waive any of the conditions to the Merger set forth in Article VI as they apply to such party.

            (b) Public Announcements. The initial press release concerning the Merger and the transactions contemplated hereby shall be a joint press release and shall be issued, upon the mutual agreement of the parties, on or after the date of this Agreement. FindWhat and Miva shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any other press release or public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Applicable Law, court process or by obligations pursuant to any listing agreement of FindWhat with any national securities exchange or national securities quotation system. In addition to the foregoing, neither FindWhat nor Miva shall issue any press release or otherwise make any public statement or disclosure concerning non-public information relating to the other party's business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, or except as required by Applicable Law.

            (c) Notices of Certain Events. Each party hereto shall promptly notify the other parties in writing of:

                  (i) the receipt by such party or any of such party's subsidiaries of any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

                  (ii) subject to any applicable legal restrictions, the receipt by such party or any of such party's subsidiaries of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

                  (iii) such party's obtaining Knowledge of any Actions commenced or threatened against, relating to or involving or otherwise affecting any of the other parties hereto, as the case may be, or, with respect to FindWhat or Miva, any of their respective subsidiaries, which relate to the consummation of the transactions contemplated by this Agreement; and

                  (iv) such party's obtaining Knowledge of the occurrence, or failure to occur, of any event which occurrence or failure to occur will be likely to cause the conditions set forth in Article VI not to be satisfied; provided, however, that no such notification shall affect the representations, warranties or obligations of the parties or the conditions to the obligations of the parties hereunder, or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

            (d) Notification. Between the date of this Agreement and the Closing Date, each party hereto shall promptly notify the other parties hereto in writing if such party becomes aware of any fact or condition that causes or constitutes a breach in any of its representations and warranties as of the date of this Agreement or any other date applicable to a representation or warranty as set forth herein. Should any such fact or condition require any change in the

Miva Disclosure Schedule, Miva shall promptly deliver to FindWhat a supplement to the Miva Disclosure Schedule specifying such change. Such delivery will not affect any rights of any party under any other provision of this Agreement. During the same period, each party shall promptly notify the other parties in writing if such party becomes aware of the occurrence of any breach of any covenant of such party in this Agreement or the occurrence of any event that may make the satisfaction of the conditions in Article 6 impossible or unlikely.

            (e) California Fairness Hearing. Promptly following execution of this Agreement, FindWhat will file with the California Department of Corporations (the "Department") an application for qualification of the FindWhat Common Shares to be issued to the Miva Stockholders in connection with the Merger pursuant to CGCL Sections 25121 and 25142. In connection with the submission of such application and Fairness Hearing to be held by the Department pursuant thereto in order to determine if a permit approving the issuance of such FindWhat Common Shares is appropriate, the parties agree to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the approval of the Merger and the granting of a permit; provided, however, that notwithstanding the foregoing, or anything in this Agreement to the contrary, FindWhat shall not be obligated to amend, modify, or rescind the FindWhat Articles, the FindWhat Bylaws or any other comparable organizational documents of FindWhat or any of its subsidiaries in order to allow the application for qualification to be approved and a permit to be granted. The costs associated with the preparation of the application and the conduct of the Fairness Hearing shall be borne by the appropriate persons pursuant to Section 9.10 of this Agreement. The notice of hearing to be filed with the California Commissioner of Corporations and mailed to the Miva Stockholders, the statements and documents to be introduced into evidence at the Fairness Hearing, and the notice of shareholder meeting to be mailed to the Miva Stockholders (each to the extent prepared by or on behalf of FindWhat) will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

      5.2   Covenants of FindWhat.

            (a) Subcorp. Prior to the Effective Time, Subcorp shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Subcorp for the issuance of its stock to FindWhat) or any material liabilities.

            (b) Employees and Employee Benefits. From and after the Effective Time, FindWhat shall cause the Surviving Corporation to honor the obligations of Miva incurred prior to the Effective Time under all Miva Plans. From and after the Effective Time, FindWhat shall treat all service by Miva Employees with Miva (or any predecessor thereto) prior to the Effective Time for all purposes as service with FindWhat (except for purposes of benefit accrual under defined benefit pension plans or to the extent such treatment would result in duplicative accrual on or after the Closing Date of benefits for the same period of service), and, with respect to any medical or dental benefit plan in which Miva Employees participate after the Effective Time, FindWhat shall waive or cause to be waived any pre-existing condition exclusions and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any Miva Employee who was, as of the Effective Time, excluded from participation in a Miva Plan by virtue of such pre-existing condition), and shall provide that any covered expenses incurred on or before the Effective Time during the plan year of the applicable Miva Plan in which the Effective Time occurs by a Miva Employee or a Miva Employee's covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of FindWhat and subsidiaries of FindWhat.

            (c) Piggyback Registration. If a permit to issue the FindWhat Common Shares is not granted pursuant to the Fairness Hearing then, at any time after the Closing Date that FindWhat shall determine to register any of its FindWhat Common Shares, either for its own account or for the account of a holder of FindWhat Common Shares or as a result of a holder of FindWhat Common Shares exercising demand registration rights, other than a registration (A) relating solely to FindWhat Common Shares on a Form S-4 or Form S-8 (or any successor forms), (B) with respect to which the FindWhat Common Shares held by the Miva Stockholders would not be legally permitted to be included or (C) currently pending or contemplated and set forth on Section 5.2(c) in the FindWhat Disclosure Schedule, then FindWhat shall:

                  (i) at least 15 days prior to the filing of a registration statement, other than as set forth in (c) (A), (B), or (C) above, promptly give each Miva Stockholder who has exchanged Miva Capital Stock for FindWhat Common Shares pursuant to the Merger (each, an "Eligible Stockholder") written notice thereof by registered or certified mail, courier or personal delivery; and

                  (ii) use its best efforts to include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all of the FindWhat Common Shares held by such Eligible Stockholder as specified in a written request or requests, made within ten (10) days after receipt of such written notice from FindWhat by any Eligible Stockholder but only to the extent that such inclusion does not diminish the number of securities included by a holder of FindWhat Common Shares who has demanded such registration.

                  (iii) If the registration of which FindWhat gives notice is for a registered public offering involving an underwriting, FindWhat will so advise the Eligible Stockholders as part of the written notice given pursuant to subsection (i) above. In such event the right of any Eligible Stockholder to registration pursuant to subsection (i) above shall be conditioned upon such Eligible Stockholder's participation in such underwriting and the inclusion of such Eligible Stockholder's FindWhat Common Shares in the underwriting to the extent provided herein. The Eligible Stockholders proposing to distribute their FindWhat Common Shares through such underwriting shall (together with FindWhat and the other holders of FindWhat Common Shares distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by FindWhat (or by the holders of FindWhat Common Shares who have demanded such registration). Notwithstanding any other provision of this Section 5.2(c), if the managing underwriter determines that marketing factors require a limitation of the number of FindWhat Common Shares to be underwritten, the managing underwriter may limit the number of FindWhat Common Shares to be included in such registration. FindWhat will so advise the Eligible Stockholders and any other holder of FindWhat Common Shares distributing their

FindWhat Common Shares through the underwriting pursuant to piggyback registration rights similar to this Section 5.2(c), and the number of FindWhat Common Shares to be registered and other securities that may be included in the registration and underwriting shall be allocated among all stockholders in proportion, as nearly as practicable, to the respective amounts of registrable securities held by such stockholders and other securities held by other holders at the time of filing the registration statement; provided, that the aggregate amount of registrable securities held by selling Eligible Stockholders included in the offering shall not be reduced below 25% of the total amount of securities included in that offering. If any Eligible Stockholder disapproves of the terms of any such underwriting, he or she may elect to withdraw therefrom by written notice to FindWhat and the managing underwriter. Any FindWhat Common Shares excluded or withdrawn from such underwriting shall be withdrawn from registration, and shall not be transferred in a public distribution prior to ninety (90) days after the effective date of the registration statement relating thereto.

                  (iv) FindWhat shall have the right to terminate or withdraw any registration initiated by it under this Section 5.2(c) prior to the effectiveness of such registration whether or not any Eligible Stockholder has elected to include such Eligible Stockholder's FindWhat Common Shares in such registration.

                  (v) FindWhat shall bear the expenses associated with the registration of FindWhat Common Shares pursuant to this Section 5.2(c) exclusive of underwriters' and brokers' discounts and commissions and expenses of the Eligible Stockholders' legal counsel.

            (d) Waiver of Conflict. Each of FindWhat, Subcorp and (effective after the Closing) Miva hereby agrees that Luce Forward may represent any or all of the Miva Stockholders in any matters arising after the Closing, whether or not relating to the Merger or the other transactions contemplated by this Agreement, and hereby waives any conflict of interest that may arise in connection with such representation.

            (e) Insurance. Each of FindWhat, Subcorp and (effective after the Closing) Miva hereby agrees to maintain insurance with respect to Miva until at least the second anniversary of the Closing, with such insurance to be at least equal in amount and in scope to the policies listed in Schedule 4.24 and, to the extent such policies provide coverage post-Closing for occurrences pre-Closing, including without limitation director and officer liability coverage, to maintain such policies in place.

      5.3   Covenants of Miva.

            (a) Miva Stockholders Meeting. Subject to Section 5.3(d), Miva shall take all actions required by the CGCL, the Miva Certificate and the Miva Bylaws to duly call, give notice of, convene and hold a special meeting of Miva Stockholders (the "Miva Stockholders Meeting") on the earliest practicable date, determined in reasonable consultation with FindWhat, to consider and vote upon approval of (i) the Merger, (ii) this Agreement, and (iii) the other transactions contemplated hereby to the extent the approval of such other transactions by the Miva Stockholders is required thereby.

            (b) Conduct of Miva's Operations. During the period from the date of this Agreement to the Effective Time, or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, and except as may otherwise be agreed in writing by the parties, Miva shall conduct its operations in the ordinary course of business consistent with past practice, except as expressly contemplated by this Agreement, and shall use its commercially reasonable efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with material customers, suppliers, lessees, licensees and other third parties, and to maintain all of its material operating assets in their current condition (normal wear and tear excepted). Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, Miva shall not, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby or as set forth in Section 5.3(c) in the Miva Disclosure Schedule or with the prior written consent of
FindWhat:

                  (i) do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock,
(B) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (C) grant any person any right or option to acquire any shares of its capital stock, (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of Miva options that are outstanding as of the date hereof), (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock, provided, however, that Miva is hereby expressly permitted to take all lawful actions necessary in order to (x) cause all outstanding options to be exercised or cancelled, (y) cause all outstanding warrants to be exercised or cancelled and (z) cause any outstanding convertible debt instruments to become non-convertible;

                  (ii) directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its material property or material assets other than in the ordinary course of business consistent with past practice;

                  (iii) adopt or propose any changes in the Miva Certificate or the Miva Bylaws;

                  (iv)  merge or consolidate with any other person;

                  (v) acquire a material amount of assets or capital stock of any other person outside of the ordinary course of business consistent with past practice;

                  (vi) make any borrowings, incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity, other than in the ordinary course of business, consistent with past practice;

                  (vii) create any subsidiaries;

                  (viii) enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than pursuant to Applicable Law or contractual commitments existing as of the date hereof in the ordinary course of business consistent with past practice (provided past practices shall not be deemed into include actions taken in connection with the Merger) or grant any increase in the compensation or benefits of directors, officers, employees, consultants or agents of Miva or grant, re-price, or accelerate the exercise or payment of any Miva options or warrants or other equity-based awards other than increases in the ordinary course of business consistent with past practice;

                  (ix) enter into, adopt or amend any Miva Plan, except as may be required by Applicable Law;

                  (x) take any action that could give rise to severance benefits payable to any officer or director of Miva as a result of consummation of the transactions contemplated by this Agreement;

                  (xi) change any method or principle of accounting in a manner that is inconsistent with past practice except to the extent required by generally accepted accounting principles as advised by Miva's regular independent accountants;

                  (xii) settle any Actions, whether now pending or hereafter made or brought involving, individually or in the aggregate, an amount in excess of US$50,000 other than settlement in the ordinary course of business or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent Miva financial statements (or the notes thereto) or incurred since the date of such financial statements in the ordinary course of business;

                  (xiii) modify, extend, amend or terminate, or waive, release or assign any rights or claims with respect to, any Contract set forth in
Section 4.16 in the Miva Disclosure;

                  (xiv) enter into any confidentiality agreements or arrangements other than in the ordinary course of business consistent with past practice (other than as permitted, in each case, by Section 5.3(d));

                  (xv) write up, write down or write off the book value of any assets, individually or in the aggregate, in excess of $20,000 except for depreciation and amortization in accordance with generally accepted accounting principles consistently applied;

                  (xvi) incur or commit to any capital expenditures in excess of US$20,000 individually or US$60,000 in the aggregate, excluding capital expenditures provided for or contemplated by the capital budget approved by Miva's board of directors prior to the date hereof and as set forth in Section 5.3(b)(xvi) in the Miva Disclosure Schedule;

                  (xvii) make any payments in respect of policies of directors' and officers' liability insurance (premiums or otherwise) other than premiums paid in respect of its current or renewed or replacement policies;

                  (xviii) take any action that could likely result in the representations and warranties set forth in Article IV becoming false or inaccurate in any material respect;

                  (xix) enter into or carry out any other transaction other than in the ordinary and usual course of business;

                  (xx) permit or cause any Subsidiary to do any of the foregoing or agree or commit to do any of the foregoing;

                  (xxi) make or revoke any Tax election, file any material amended Tax Return, or settle any material audit or other proceeding with any material Tax authority;

                  (xxii) enter into any agreement to purchase, or to lease for a term in excess of one year, any real property, provided that Miva (A) may, as a tenant, or a landlord, renew any existing lease for a term not to exceed eighteen months and (B) nothing herein shall prevent Miva, in its capacity as landlord, from renewing any lease pursuant to an option granted prior to the date hereof; or

                  (xxiii) agree in writing or otherwise to take any of the foregoing actions.

            (c) Access to Information; Confidentiality. Upon reasonable notice, Miva shall afford to the officers, employees, accountants, counsel, financial advisors and other representatives of FindWhat reasonable access during normal business hours, during the period prior to the Effective Time, to such of its properties, books, contracts, commitments, records, all other information and data, officers and employees as FindWhat may reasonably request and, during such period, Miva shall furnish promptly to FindWhat (a) a copy of each report, schedule, and other document filed, published, announced or received by it during such period pursuant to the requirements of Applicable Laws (other than documents which such party is not permitted to disclose under Applicable Laws), and (b) consistent with its legal obligations, all other information concerning it and its business, properties and personnel as FindWhat may reasonably request; provided, however, that Miva may restrict the foregoing access to the extent that it reasonably concludes, after consultation with outside legal counsel, that (i) any Applicable Law requires Miva to restrict access to any properties or information, (ii) providing such access would result in the loss of the attorney-client privilege, (iii) such documents discuss the pricing or dollar value of the transactions contemplated by this Agreement, (iv) such documents contain competitively sensitive information, the sharing of which could constitute a violation of any applicable Antitrust Laws or (v) such disclosure is reasonably likely to result in a breach of or default under any contract or agreement to which Miva is a party. The parties shall hold any such information in confidence to the extent required by, and in accordance with, the provisions of the letter of intent dated as of July 9, 2003, between FindWhat and Miva (the "Letter of Intent"). Each party shall make all commercially reasonable efforts to minimize disruption to the business of the other party and its subsidiaries which may result from the requests for data and information hereunder. All requests for access and information shall be coordinated through senior executives of the parties to be designated.

            (d)   No Solicitation.

                  (i) Miva will not, and will not permit or cause any Subsidiary or any of the directors or officers of Miva or any Subsidiary, and will direct Miva's employees, agents and representatives not to, directly or indirectly, solicit, initiate, encourage, or furnish or disclose non-public information in furtherance of, or otherwise facilitate any inquiries that may be reasonably expected to lead to, the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, or similar transaction involving, or any purchase of 10% or more of the assets or any equity of, Miva or any Subsidiary or any other business combination other than the transactions contemplated by this Agreement (any such proposal or offer, an "Acquisition Proposal").

                  (ii) Miva will not, and will not permit or cause any Subsidiary or any of the officers or directors of it or any Subsidiary to, and shall direct its and such Subsidiary's employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, whether before or after the date of this Agreement, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, nothing in this Agreement shall prevent Miva or its board of directors from, at any time prior to the Effective Time, (A) providing information in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal if the board of directors of Miva receives from such person so requesting such information an executed confidentiality agreement or non-disclosure agreement on customary terms; (B) engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal; or (C) recommending such Acquisition Proposal to the Miva Stockholders, if and only to the extent that (x) in each such case referred to in clause (A), (B) or (C) above, Miva has not violated any of the restrictions set forth in this Section 5.3(c) and the board of directors of Miva determines in good faith after consultation with outside legal counsel that such action is reasonably likely to be necessary in order for its directors to comply with their respective fiduciary duties under Applicable Law and (y) in the case referred to in clause
(C) above, the board of directors of Miva determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial, and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a more favorable transaction that the transaction contemplated by this Agreement, taking into account the long-term prospects and interests of Miva and the Miva Stockholders; and provided, further, that prior to furnishing any information to such person, Miva furnishes such information to FindWhat (to the extent such information has not been previously furnished by Miva to FindWhat).

                  (iii) Miva will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any Acquisition Proposal and request the return of all confidential information regarding such party provided to any such parties prior to the date hereof pursuant to the terms of any confidentiality agreements or otherwise. Miva will notify FindWhat immediately if any such inquiries, proposals, or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers and thereafter shall keep FindWhat informed, on a reasonably current basis, on the status and terms of any such proposals or offers and the status of any such negotiations or discussions.

            (e) Investment Representations by Miva Stockholders. Miva shall use commercially reasonable efforts to cause each Miva Stockholder who notifies Miva or FindWhat of such stockholder's intention to exchange his or her Certificates for certificates evidencing FindWhat Common Shares to deliver to Miva, on or prior to the Closing Date, a signed certificate, substantially in the form attached as Exhibit F (the "Investment Representation Certificate"), and Miva shall deliver to FindWhat, at the Closing, all such Investment Representation Certificates received by Miva; provided, however, that Miva's failure to receive any such Investment Representation Certificate despite commercially reasonable efforts in such regard shall not constitute a breach of this Agreement.

                                   ARTICLE VI
                                   CONDITIONS

      6.1 Conditions to the Obligations of Each Party. The obligations of FindWhat, Subcorp, Miva and the Miva Principal Stockholders to consummate the Merger shall be subject to the satisfaction or waiver of the following conditions:

            (a) This Agreement, the Merger, and the transactions contemplated hereby shall have been approved and adopted by Miva Stockholders in the manner required by any Applicable Law.

            (b) No provision of any Applicable Law or regulation and no judgment, injunction, order, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator and any Contract with any Governmental Authority pertaining to compliance with Applicable Law shall prohibit or enjoin the consummation of the Merger or the transactions contemplated by this Agreement or limit the ownership or operation by FindWhat, Miva or any of their respective subsidiaries of any material portion of the businesses or assets of FindWhat or Miva.

            (c) There shall not be pending any Action (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, (ii) except to the extent consistent with the obligations of the parties under Section 5.1(a), seeking to prohibit or limit the ownership or operation by FindWhat, Miva or any of their respective subsidiaries of, or to compel FindWhat, Miva or any of their respective subsidiaries to dispose of or hold separate, any material portion of the business or assets of FindWhat, Miva or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of FindWhat to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Surviving Corporation, including the right to vote such capital stock on all matters properly presented to the stockholders of the Surviving Corporation or (iv) seeking to prohibit FindWhat or the Subsidiary of FindWhat from effectively controlling in any material respect the business or operations of FindWhat or the subsidiaries of FindWhat.

            (d) The Fairness Hearing shall have been held and the permit to issue FindWhat Common Shares sought pursuant thereto either issued or denied; provided, however, that in the event Miva or any of the Miva Principal Stockholders is responsible for the failure to hold the Fairness Hearing, then Miva and the Miva Principal Stockholders shall be deemed to have waived this condition to the Closing; and provided, further, that in the event FindWhat or Subcorp is responsible for the failure to hold the Fairness Hearing, then Miva and the Miva Principal Stockholders shall be entitled to exercise, and FindWhat shall take all actions necessary to accommodate the exercise of, the rights set forth in Section 5.2(c).

      6.2 Conditions to Obligations of Miva and the Miva Principal Stockholders. The obligations of Miva and the Miva Principal Stockholders to consummate the Merger and the transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by Miva:

            (a) Each of the representations and warranties of each of FindWhat and Subcorp contained in this Agreement shall be true and correct in all material respects (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty), in each case on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of some other specified date, in which case as of such specified date), except where any such failure of the representations and warranties to be true and correct, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on FindWhat, Miva or the transactions contemplated by this Agreement.

            (b) Each of FindWhat and Subcorp (i) shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Effective Time that are qualified as to Material Adverse Effect and (ii) shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Effective Time that are not qualified as to Material Adverse Effect except where such non-performance or non-compliance individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on FindWhat.

            (c) Each of FindWhat and Subcorp shall have furnished Miva and the Miva Principal Stockholders with a certificate dated the Closing Date signed on behalf of it by the Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

      6.3 Conditions to Obligations of FindWhat and Subcorp. The obligations of FindWhat and Subcorp to consummate the Merger and the other transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by FindWhat:

            (a) Each of the representations and warranties of Miva and the Miva Principal Stockholders contained in this Agreement shall be true and correct in all material respects (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty), in each case, on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of some other specified date, in which case, as of such specified date), except where any such failure of the representations and warranties to be true and correct would not reasonably be expected to have a Material Adverse Effect on Miva, FindWhat or the transactions contemplated by this Agreement.

            (b) Miva and the Miva Principal Stockholders (i) shall have performed or complied with all agreements and covenants required to be performed by it or them under this Agreement at or prior to the Effective Time that are qualified as to Material Adverse Effect and (ii) shall have performed or complied in all material respects with all agreements and covenants required to be performed by it or them under this Agreement at or prior to the Effective Time that are not qualified as to Material Adverse Effect except where such non-performance or non-compliance would not reasonably be expected to have a Material Adverse Effect on Miva.

            (c) Miva shall have furnished FindWhat with an officer's certificate dated the Closing Date to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

            (d) Miva shall have furnished FindWhat with a certificate dated the Closing Date signed by its chief financial officer pursuant to Section 2.6.

            (e)   Since the date of this Agreement, except as set forth in
Section 4.10 of the Miva Disclosure Schedule delivered as of such date, there shall not have been any change in the assets, liabilities, business prospects, results of operations or financial condition of Miva that would constitute a Material Adverse Effect on Miva as of the Closing Date.

            (f) All consents set forth in Section 6.3(f) in the Miva Disclosure Schedule shall have been obtained by Miva or waived by FindWhat.

            (g) Each of Joseph Austin, Jonathan Burchmore, Derek Finley, Timothy Sullivan and Richard Wilson shall have executed an employment agreement with FindWhat substantially in the form attached hereto as Exhibit G (each, a "Miva Executive Employment Agreement").

            (h) Each of the Miva Employees set forth in Section 6.3(h) in the Miva Disclosure Schedule shall have executed a non-competition, confidentiality and employment agreement with Miva substantially in the form attached hereto as Exhibit H (each, a "Miva Employment Agreement").

            (i) Each outstanding option or warrant to acquire, and each issued note convertible into, Miva Capital Stock, all of which are set forth in Section 6.3(i) in the Miva Disclosure Schedule, whether or not exercisable, vested or converted, shall have been exercised or cancelled so that as of the Effective Time no person shall have any options, warrants, or other rights to buy, or convert into, any securities of the Surviving Corporation.

            (j) The Labor Claim pending before the California Labor Commissioner with respect to Miva and its former Executive Vice President as defined in Section 4.9 in the Miva Disclosure Schedule shall have been dismissed in accordance with the terms of the Settlement Agreement as defined in Section
4.9 in the Miva Disclosure Schedule with respect to the Labor Claim.

                                   ARTICLE VII
                            TERMINATION AND AMENDMENT

      7.1 Termination. This Agreement may be terminated and the Merger may be abandoned prior to the Effective Time (notwithstanding any approval of this Agreement by Miva Stockholders):

            (a) by mutual written consent of FindWhat, Miva and the Miva Principal Stockholders;

            (b)   by FindWhat, Miva or any of the Miva Principal Stockholders:

                  (i) if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a court or other competent Governmental Authority enjoining FindWhat or Miva from consummating the Merger shall have been entered and such judgment, injunction, order or decree shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(i) shall have used commercially reasonable efforts to prevent the entry of and to remove such impediment to the Merger;

                  (ii) if the Merger shall not have been consummated before December 31, 2003; provided, however, that the right to terminate this Agreement under this

Section 7.1(b)(ii) shall not be available to any party whose failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; or

                  (iii) if at the Miva Stockholders Meeting (including any adjournment or postponement thereof) the requisite vote of the Miva Stockholders to approve the Merger and the transactions contemplated hereby shall not have been obtained.

            (c) by FindWhat if Miva has breached any of its representations and warranties in Article IV of this Agreement and as a result thereof, the condition set forth in Section 6.3(a) could not be satisfied;

            (d) by FindWhat if there has been any change in the assets, liabilities, business prospects, results of operations or financial condition of Miva that would constitute a Material Adverse Effect on Miva;

            (e) by Miva or the Miva Principal Stockholders if FindWhat and Subcorp shall have breached any of their representations and warranties in
Article III of this Agreement and as a result thereof, the condition set forth in Section 6.2(a) could not be satisfied; or

            (f) by Miva or the Miva Principal Stockholders if there has been any change in the assets, liabilities, business prospects, results of operations or financial condition of FindWhat that would constitute a Material Adverse Effect on FindWhat.

      7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement, except for the second sentence of Section 5.1(d), shall become void and have no effect, without any liability on the part of any party or such party's directors, officers or stockholders. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for a material breach of any provision of this Agreement.

                                  ARTICLE VIII
                        GENERAL SURVIVAL; INDEMNIFICATION

      8.1   Survival of Representations and Warranties.

            (a) The representations, warranties, covenants and agreements made herein by Miva shall survive, irrespective of any different survival period under any applicable statute of limitation, until the second anniversary of the Closing Date (the "Cut-Off Date").

            (b) Irrespective of any different survival period under any applicable statute of limitations, the representations, warranties, covenants and agreements made herein by FindWhat shall survive until the second anniversary of the Closing Date.

            (c) This Section 8.1 shall not limit any covenant or agreement of the parties hereto, which by its terms contemplates performance after the Effective Time or after the termination of this Agreement.

      8.2   Indemnification.

            (a) The Miva Principal Stockholders, severally and not jointly (the "Miva Indemnifying Parties"), shall indemnify and hold FindWhat, Subcorp and the Surviving Corporation (collectively, the "FindWhat Indemnified Parties") harmless from and against any and all liability, loss, cost and expense whatsoever, including reasonable fees of legal counsel and related disbursements (collectively, "Damages"), incurred by the FindWhat Indemnified Parties as a result of or related to any breach of any representation, warranty, covenant or agreement made as of the Closing Date by Miva in Article IV or Article V of this Agreement or in any certificate or schedule delivered pursuant thereto, subject to the following:

                  (i) In no circumstance shall the Miva Indemnifying Parties be obligated to pay Damages, in aggregate, in excess of the aggregate value of the Indemnity Limit.

                  (ii) No Miva Principal Stockholder shall be obligated to pay Damages, in aggregate, in excess of the amount of Merger Consideration actually received by such Miva Principal Stockholder (the aggregate Merger Consideration actually received by all Miva Principal Stockholders as a group being the "Indemnity Limit"), calculated as follows:

                        (A) The amount of Merger Consideration "actually received" by any Miva Principal Stockholder for purposes of calculating the Indemnity Limit and for any other purposes of this Section 8.2 shall be equal to such Miva Principal Stockholder's share of the Merger Consideration less the sum of (x) any adjustments made pursuant to Section 2.6, (y) the Fairness Hearing Expenses and (z) the Estimated Transaction Expenses as adjusted pursuant to
Section 9.10(b).

                        (B) The value of the Stock Consideration component of the Merger Consideration shall be calculated as follows:

                              (1)   The value of the Closing Stock Consideration
shall be, and shall remain, equal to the Stock Closing Price.

                              (2)   The value of any portion of the Escrow Stock
Consideration remaining in the Escrow Account shall be, and shall remain until release from the Escrow Account, equal to the Stock Closing Price.

                              (3)   The value of any portion of the Escrow Stock
Consideration released from the Escrow Account in order to pay a claim for Damages shall be equal to the following on the date of release:

                                    a.    If, on the date of release, the
FindWhat Common Shares comprising such Escrow Stock Consideration are freely tradeable (whether as a result of the Fairness Hearing, the effectiveness of a piggyback registration or pursuant to Rule 144 under the Securities Act), then the value of such FindWhat Common Shares shall equal the closing price of the FindWhat Common Shares as reported on the NASDAQ National Market on the release date.

                                    b.    If, on the date of release, the
FindWhat Common Shares comprising such Escrow Stock Consideration are not freely tradeable, then the value of such FindWhat Common Shares shall be, and remain, the fair market value of such FindWhat Common Shares on the date of release.

                              (4)   The value of any portion of the Escrow Stock
Consideration released from the Escrow Account other than as set forth in clause
(ii)(B)(3) above, shall be equal to the following:

                                    a.    If, on the date of release, the
FindWhat Common Shares comprising such Escrow Stock Consideration are freely tradeable (whether as a result of the Fairness Hearing, the effectiveness of a piggyback registration or pursuant to Rule 144 under the Securities Act), then the value of such FindWhat Common Shares shall equal the closing price of the FindWhat Common Shares as reported on the NASDAQ National Market on the release date.

                                    b.    If, on the date of release, the
FindWhat Common Shares comprising such Escrow Stock Consideration are not freely tradeable, then the value of such FindWhat Common Shares shall be, and remain, the fair market value of such FindWhat Common Shares on the date of release.

                  (iii) Payment of any Damages by any Miva Indemnifying
Party shall be comprised of cash and/or FindWhat Common Shares and such payments shall be made first from the Stock Consideration until extinguished and then from the Cash Consideration, with the value of such Stock Consideration computed as set forth in clause (iv)(C) below.

                  (iv) The following shall be taken into account in calculating and adjusting the Indemnity Limit:

                        (A) The Indemnity Limit shall be adjusted upward, by the dollar value of the difference, in the event that the value of any FindWhat Common Shares used to pay a given claim for Damages is greater than the Stock Closing Price.

                        (B) The Indemnity Limit shall be adjusted downward, by the dollar value of the difference, in the event that the value of any FindWhat Common Shares used to pay a given claim for Damages is less than the Stock Closing Price.

                        (C) The value of the Closing Stock Consideration, if such FindWhat Common Shares are tradeable on the Closing Date, shall be, and shall remain, equal to the Stock Closing Price for purposes of calculating the Indemnity Limit.

                        (D) The value of any portion of the Escrow Stock Consideration remaining in the Escrow Account shall be, and shall remain until release from the Escrow Account, equal to the Stock Closing Price for purposes of calculating the Indemnity Limit.

                  (v) No such Damages shall be required to be paid by the Miva Indemnifying Parties until and unless the aggregate amount of Damages exceeds $150,000, but if such aggregate amount of Damages exceeds $150,000 then the full amount of such Damages up to the Indemnity Limit shall be required to be paid by the Miva Indemnifying Parties.

                  (vi) To the extent any Miva Indemnifying Party is required to pay pro rata Damages after receiving disbursements from the Escrow Account, such disbursements may be required to be used to pay such pro rata Damages.

            (b) Notwithstanding anything in this Agreement to the contrary, the Miva Indemnifying Parties, severally and not jointly, shall indemnify and hold FindWhat Indemnified Parties harmless from and against any and all Damages incurred by the FindWhat Indemnified Parties as a result of or related to the formation, conduct of business, and the dissolution or termination, in any form or manner whatsoever, of Miva Deutschland GmbH; provided, however, clauses (i), (ii), (iii), (iv) and (vi) of Section 8.2(a) shall apply to the obligation of the Miva Indemnifying Parties pursuant to this Section 8.2(b); provided, further, the Miva Indemnifying Parties shall be liable for the first and any subsequent dollar of Damages arising hereunder.

            (c) FindWhat, Subcorp and the Surviving Corporation, jointly and not severally (collectively, the "FindWhat Indemnifying Parties"), shall indemnify and hold the Miva Stockholders (collectively, the "Miva Indemnified Parties") harmless from and against any and all Damages incurred by the Miva Indemnified Parties as a result of or related to any breach of any representation, warranty, covenant or agreement made by FindWhat in this Agreement. In no event shall the aggregate liability of FindWhat, Subcorp and the Surviving Corporation exceed an amount equal to the Merger Consideration, less the sum of (i) any adjustments made pursuant to Section 2.6, (ii) the Fairness Hearing Expenses, and (iii) the Estimated Transaction Expenses as adjusted pursuant to Section 9.10(b).

            (d) If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Miva Indemnifying Parties or the FindWhat Indemnifying Parties with respect to which indemnity may be sought pursuant to this Article VIII, the following procedures shall apply:

                  (i) The applicable FindWhat Indemnified Parties or Miva Indemnified Parties (either, the "Indemnified Parties") shall promptly give written notice thereof to the applicable Indemnifying Parties. The notice shall state the information then available regarding the amount of the claim or Damages and shall specify the provision or provisions of this Agreement under which the right to indemnification is being asserted.

                  (ii) If within thirty days after receiving such notice, the Indemnifying Parties give written notice to the Indemnified Parties stating they intend to defend against such claim or Damages at their own cost and expense, the defense (including the right to settle or compromise such action) of such matter, including selection of counsel (subject to the consent of the Indemnified Parties, which consent shall not be unreasonably withheld) and the sole power to direct and control such defense, shall be by the Indemnifying Parties and the Indemnifying Parties shall make no payment in respect of such claim or Damages to any third party as long as the Indemnifying Parties are conducting a good faith and diligent defense. In any such defense, the Indemnifying Parties will consult with the Indemnified Parties in connection with the Indemnifying Parties' defense.

                  (iii) In any such proceeding, each of the Indemnified Parties shall have the right to retain its own counsel, at its own cost and expense unless: (A) the Indemnifying Parties and the Indemnified Parties shall have mutually agreed to the contrary; (B) the Indemnifying Parties have failed within a reasonable time to retain counsel, in which event the Indemnified Parties shall have the right to retain counsel at the expense of the Indemnifying Parties; or (C) the named parties in any such proceeding (including any impleaded parties) include both the Indemnified Parties and the Indemnifying Parties and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Parties shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for fees and expenses of more than one separate firm (in addition to any local counsel) for the Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. Any such separate firm sought to be indemnified by the Indemnifying Parties with respect to which the Indemnified Parties seeks to be indemnified by the Indemnifying Parties shall be designated in writing by the Indemnifying Parties. The Indemnifying Parties shall not be liable for any settlement of any proceeding effected without such consent or if there be a final judgment for the plaintiff, the Indemnifying Parties agree to indemnify the Indemnified Parties from and against any loss or liability by reason of such settlement or judgment.

                  (iv) Notwithstanding the foregoing, if at any time the Indemnified Parties shall have requested the Indemnifying Parties to reimburse the Indemnified Parties for fees and expenses of counsel as contemplated herein, the Indemnifying Parties agree that they shall be liable for any settlement of any proceeding effected without their written consent herein if (x) such settlement is entered into more than 30 days after receipt by the Indemnifying Parties of the aforesaid request; and (y) the Indemnifying Parties shall not have reimbursed the Indemnified Parties in accordance with such request (other than due to a reasonable dispute as to the validity of such request) prior to the date of settlement. If no such notice of intent to dispute and defend is given by the Indemnifying Parties, or if such diligent good faith defense is not being or ceases to be conducted, the Indemnified Parties shall, at the expense of the Indemnifying Parties, undertake the defense of such claim or Damages with counsel selected by the Indemnified Parties, and shall have the right to compromise or settle the same exercising reasonable business judgment. The Indemnified Parties shall make available all information and assistance that the Indemnifying Parties may reasonably request and shall cooperate with the Indemnifying Parties in such defense.

                  (v) Notwithstanding anything herein to the contrary, the Indemnifying Parties shall have the right to settle all claims of third parties for which indemnification is payable hereunder without the consent of the Indemnified Parties so long as such settlement releases the Indemnified Parties from all liability for or in connection with such action.

            (e) Notwithstanding anything herein to the contrary, no claim by the Indemnified Parties against the Indemnifying Parties may be made unless written notice of such breach is given in accordance with this Article VIII prior to the expiration of the thirty day period immediately following the Cut-Off Date.

            (f) Except in the case of fraud and for any nonmonetary, equitable relief to which any Indemnified Party may be entitled, the rights and remedies set forth in Section 8.2 shall constitute the sole and exclusive rights and remedies of the parties hereto under or with respect to the subject matter of this Agreement

      8.3 Insurance Recoveries. The Indemnified Party will use its commercially reasonable efforts to first recover, under any insurance policy maintained by the Indemnified Party, any Damages covered by such insurance before seeking indemnification under Section 8.2. If, notwithstanding such efforts, the Indemnifying Party is obligated to provide indemnification under
Section 8.2 for Damages covered by the insurance in question then, to the extent permissible under Applicable Law and the applicable insurance policy, the Indemnified Party shall assign to the Indemnifying Party all of its contractual and tort rights against the insurer in connection with the insurer's failure to perform under such insurance, and shall cooperate with the Indemnifying Party, as reasonably requested, in the prosecution of such rights.

                                   ARTICLE IX
                                  MISCELLANEOUS

      9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by facsimile (with written confirmation of successful delivery) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice from such party to the other parties hereto):

            (a)   if to FindWhat or Subcorp:

                      FindWhat.com
                      5220 Summerlin Commons Blvd., Suite 500
                      Ft. Myers, Florida 33907
                      Attention: Chairman and Chief Executive Officer
                      Facsimile: (239) 561-7224

            with a copy to:

                      Porter, Wright, Morris & Arthur LLP
                      41 S. High Street
                      Columbus, Ohio 43215
                      Attention: John B. Pisaris, Esq. and Mark B. Koogler, Esq.
                      Facsimile:  (614) 227-2100

            (b)   if to Miva:

                      Miva Corporation
                      5060 Santa Fe Street
                      San Diego, California 92109
                      Attention: Chief Executive Officer
                      Facsimile: (858) 731-4200

            with a copy to:

                      Luce, Forward, Hamilton & Scripps LLP
                      600 West Broadway, Suite 2600
                      San Diego, California 92101
                      Attention: Otto E. Sorensen, Esq.
                      Facsimile: (619) 645-5324

            (c)   if to the Miva Principal Stockholders:

                  to the addresses set forth on Schedule 2 hereto.

      9.2   Interpretation.

            (a) When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings, the table of contents and the index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

            (b) For the purposes of any provision of this Agreement, a "Material Adverse Effect" with respect to any party shall be deemed to occur if any event, change or effect has occurred which has a material adverse effect on the business, assets (including intangible assets), liabilities (contingent or otherwise), results of operations, business prospects, or financial condition of such party taken as a whole, or a material adverse effect on the ability of such party to timely perform its obligations under this Agreement and the other transaction documents contemplated hereby; provided, however, none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect:

                  (i) with respect to any party, any change in or effect upon the assets (including intangible assets), liabilities (contingent or otherwise), financial condition, business prospects, or results of operations of such party directly or indirectly arising out of or attributable to any decrease in the market price of FindWhat Common Shares (but not any change or effect underlying such decrease to the extent such change or effect would otherwise constitute a Material Adverse Effect on FindWhat);

                  (ii) with respect to any party, any change in or effect upon the assets (including intangible assets), liabilities (contingent or otherwise), financial condition, business prospects, or results of operations of such party directly or indirectly arising out of or attributable to (A) conditions, events, or circumstances generally affecting the economy of the United States, or (B) the general state of industries and market sectors in which such party operates; and

                  (iii) with respect to Miva, any change in or effect upon the assets (including intangible assets), liabilities (contingent or otherwise), financial condition, or results of operations of Miva directly or indirectly arising out of or attributable to the loss by Miva of any of its business prospects or customers (including business of such business prospects or customers), suppliers or employees (including, without limitation, any financial consequence of such loss of customers (including business of such customers), suppliers or employees) due primarily to the transactions contemplated hereby or the public announcement of this Agreement, in each case arising after the date of this Agreement.

            (c) For purposes of this Agreement, a "Subsidiary" when used with respect to any party means any individual partnership, firm, corporation, association, trust, unincorporated organization (including any representative office or branch) or other entity under the laws of any jurisdiction, (i) of which such party or another subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or the Subsidiary of such party do not have 50% or more of the voting interests in such partnership) or (ii) 50% or more of the securities or other interests of which having by their terms ordinary voting power to elect at least 50% of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or one or more of its subsidiaries (or if there are no such voting securities or interests, 50% or more of the equity interests of which is directly or indirectly owned or controlled by such party or one or more of its subsidiaries).

            (d) For purposes of this Agreement, "Affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another person or beneficially owns or has the power to vote or direct the vote of 10% of more of the voting stock (or of any other form of general partnership, limited partnership or voting equity interest in the case of a person that is not a corporation) of such other person. For purposes of this definition, "control," including the terms "controlling and "controlled" means through the ownership of voting securities, by contract or credit arrangement, as trustee, partner or executor or otherwise.

            (e) For purposes of this Agreement, "Knowledge" means with respect to any party the actual knowledge of the following individual or individuals:
(i) with respect to Miva, Joseph Austin and Timothy Sullivan; and (ii) with respect to FindWhat or Subcorp, Craig Pisaris-Henderson and Phillip Thune.

      9.3 Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

      9.4 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitute the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

      9.5 Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries, except to the extent provided herein with respect to Miva Stockholders not party to this Agreement.

      9.6   Governing Law; Venue.

            (a) Except to the extent that the laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to the Merger or to matters arising under or in connection with this Agreement, this Agreement shall be governed by the laws of the State of California without regard to its conflict of laws rules. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

            (b) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this
Section 9.6 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

      9.7 Arbitration. The parties to this Agreement shall submit to binding arbitration before a single, neutral arbitrator of any dispute, controversy or claim arising out of, or relating to, the transactions contemplated by this Agreement or any breach hereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be governed by and conducted through the American Arbitration

Association in accordance with the Commercial Dispute Resolution Procedures. The arbitration hearing shall be held in San Diego, California at a place to be designated by the parties or, in the absence of their agreement, by the arbitrator.

      9.8 Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided such party is not in material default hereunder. The party prevailing in any proceeding seeking such a decree shall be entitled to payment of all reasonable legal fees and expenses by the non-prevailing party.

      9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Additionally, notwithstanding the foregoing or anything to the contrary contained in this Agreement, FindWhat is specifically permitted to adopt a holding company structure pursuant to Section 251(g) of the DGCL and assign this Agreement to the holding company or consummate FindWhat's previously approved reincorporation into the State of Delaware.

      9.10 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, subject to the following:

            (a) All reasonable costs, fees, expenses and disbursements (including attorneys' fees in an aggregate amount not to exceed $50,000) incurred by FindWhat, in connection with, or relating to, the preparation of the application and the conduct of the Fairness Hearing (the "Fairness Hearing Expenses"), shall be deducted from the Merger Consideration as set forth in
Section 2.2(b).

            (b) All reasonable costs, fees, expenses and disbursements (including attorneys' fees) incurred by Miva, in connection with this Agreement and the transactions contemplated hereby, including all such amounts incurred after the Closing, that have not been paid by Miva prior to the Closing (collectively, the "Estimated Transaction Expenses"), shall be payable from the Merger Consideration as set forth in Section 2.2(c)(i). Any actual expenses in excess of the Estimated Transaction Expenses shall be paid from the Escrow Account as set forth in the Escrow Agreement prior to the final disbursement therefrom. To the extent actual expenses are less than Estimated Transaction Expenses, such excess shall be deposited into the Escrow Account prior to the final disbursement therefrom.

      9.11 Severability. The invalidity or unenforceability in whole or in part of any covenant, promise or undertaking, or any section, subsection, sentence, clause, phrase, word, or any of the provisions of this Agreement will not affect the validity or enforceability of the remaining portions of this Agreement. If for any reason, any provision is determined to be invalid or in conflict with any existing, or future law or regulation by a court or agency having valid jurisdiction, such will not impair the operation or have any other effect upon such other provisions of this Agreement as may remain otherwise valid, and the latter will continue to be given full force and effect and bind the parties hereto.

      9.12 Letter of Intent. FindWhat and Miva acknowledge and agree that the execution and delivery of this Agreement by the parties hereto terminates the Letter of Intent and that their respective obligations thereunder are hereby null and void.

      9.13 Amendment. This Agreement may be amended only by agreement in writing executed by all of the parties hereto; provided, however, that FindWhat and Miva shall be entitled to amend, and to deliver at closing as so amended, the FindWhat Disclosure Schedule and the Miva Disclosure Schedule, respectively, without the written consent of the other parties hereto; provided further, that no amendment to Section 3.14 in the FindWhat Disclosure Schedule or to Section
4.10 in the Miva Disclosure Schedule shall restrict or prohibit the right of the parties to terminate this Agreement pursuant to Section 7.1.

      IN WITNESS WHEREOF, FindWhat, Subcorp, Miva and the Miva Principal Stockholders have signed this Agreement and Plan of Merger as of the date first written above.

      FINDWHAT.COM

      By: /s/ Craig Pisaris-Henderson
          --------------------------------------------------
      Name: Craig Pisaris-Henderson
      Title: Chairman, Chief Executive Officer and President

      CLOSE REACH MERGER CORP.

      By: /s/ Craig Pisaris-Henderson
          --------------------------------------------------
      Name: Craig Pisaris-Henderson
      Title: President

      MIVA CORPORATION

      By: /s/ Joe Austin
          --------------------------------------------------
      Name: Joe Austin
      Title: Chief Executive Officer and President

      MIVA PRINCIPAL STOCKHOLDERS

      /s/ Joseph Austin
      ------------------------------------------------------
      Joseph Austin

      /s/ Troy McCasland
      ------------------------------------------------------
      Troy McCasland

      /s/ Mony Iem
      ------------------------------------------------------
      Mony Iem

      SUMITOMO CORPORATION

      By: /s/ Yoshiki Nakai
          --------------------------------------------------
      Name: Yoshiki Nakai
      Title: General Manager, Information & Electric Systems Dept.

      INTERNET RESEARCH INSTITUTE, INC.

      By: /s/ Hiroshi Fujiwara
          --------------------------------------------------
      Name: Hiroshi Fujiwara
      Title: President, CEO